UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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THE BRINK’S COMPANY

(Name of Registrant as Specified In Its Charter)

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The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100

Michael T. Dan
Chairman,
President and Chief Executive Officer

March 23, 2007

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of The Brink’s Company to be held at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, New York, on Friday, May 4, 2007, at 1:00 p.m., local time.

You will be asked to: (i) elect one director for a term of two years and four directors for a term of three years; and (ii) approve an independent registered public accounting firm for the fiscal year ending December 31, 2007.

It is important that you vote, and we urge you to complete, sign, date and return the enclosed proxy in the envelope provided.

We appreciate your prompt response and cooperation.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2007

Notice Is Hereby Given that the annual meeting of shareholders of THE BRINK’S COMPANY will be held on May 4, 2007, at 1:00 p.m., local time, at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, New York, for the following purposes:

1. To elect one director for a term expiring in 2009 and four directors for a term expiring in 2010.

2. To approve the selection of KPMG LLP as an independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 15, 2007 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting.

Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. We appreciate your prompt response.

Austin F. Reed
Secretary

March 23, 2007

The Annual Report to Shareholders, including financial statements, is being mailed to shareholders of record as of the close of business on March 15, 2007, together with these proxy materials, commencing on or about March 23, 2007.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

THE BRINK’S COMPANY

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of The Brink’s Company (the “Company”) of proxies from holders of the Company’s common stock (hereinafter “Brink’s Common Stock”), to be voted at the annual meeting of shareholders to be held on May 4, 2007, at 1:00 p.m., local time, at The Ritz-Carlton New York, Central Park, 50 Central Park South, New York, New York (and at any adjournment thereof), for the purposes set forth in the accompanying notice of such meeting.

The close of business on March 15, 2007 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting and any adjournment thereof. On March 15, 2007, the Company had outstanding 48,499,053 shares of Brink’s Common Stock, the holders thereof being entitled to one vote per share on all matters that the Board of Directors knows will be presented for consideration at the annual meeting.

This proxy statement and the accompanying form of proxy and Annual Report to Shareholders are being mailed to shareholders of record as of the close of business on March 15, 2007, commencing on or about March 23, 2007. The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100.

The election of directors and the selection of an independent registered public accounting firm are the only matters that the Board of Directors knows will be presented for consideration at the annual meeting. The shares of Brink’s Common Stock represented by proxies solicited by the Board of Directors will be voted in accordance with the recommendations of the Board of Directors on these matters unless otherwise specified in the proxy, and where the person solicited specifies a choice with respect to any matter to be acted upon, the shares of Brink’s Common Stock will be voted in accordance with the specification so made. As to any other business that may properly come before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

The Company’s bylaws provide that the chairman of the annual meeting will determine the order of business, the voting and other procedures to be observed at the annual meeting. The chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted.

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. Attendance at the annual meeting will not by itself constitute a revocation.

Votes cast by shareholders will be treated as confidential in accordance with a policy approved by the Board of Directors. Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, exercising its good faith business judgment of the best interests of the Company. Members of the Board are kept informed of the Company’s business by various reports sent to them regularly, as well as by operating and financial reports made at Board and Committee meetings by the President and Chief Executive Officer and other officers and members of management. During 2006, the Board met ten times.

Executive Sessions of the Board of Directors

The non-management members of the Board of Directors meet regularly without management present. The Board of Directors has determined, as provided in the Company’s Corporate Governance Policies, that there is no need to designate a lead outside director to chair their executive sessions. Each executive session, or portion thereof, is chaired by the chairman of the committee that has primary responsibility over the matter under discussion.

Director Attendance at Meetings

During 2006, all incumbent directors, other than Mr. Hudson who was appointed as a director in February 2007, attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which they served.

Director Attendance at Annual Meeting

The Company has no formal policy with regard to Board members’ attendance at annual meetings. Ten of the eleven directors then in office attended the 2006 annual meeting of shareholders.

Board Independence

For a director to be deemed “independent”, the Board of Directors of the Company must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board of Directors has adopted the following categorical standards as part of its Corporate Governance Policies:

1. A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2. A director who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $100,000 limitation.

3. (A) A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.

4. A director who is, or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.

5. A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

The Board of Directors of the Company has affirmatively determined that Mr. Smart, a nominee for election to the Board of Directors, and all of the members of the Board of Directors, except Mr. Dan, are independent under the listing standards of the New York Stock Exchange and the categorical standards described above.

Audit and Ethics Committee

The Audit and Ethics Committee (the “Audit Committee”), established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), operates under a written charter, which is available as described under “Other Information—Availability of Documents”. The Audit Committee oversees the integrity of regular financial reports and other financial information provided by the Company to the Securities and Exchange Commission (the “SEC”) or the public, recommends the selection by shareholders at their annual meeting of an independent registered public accounting firm, confers with the Company’s independent registered public accounting firm to review the plan and scope of their proposed audit as well as their findings and recommendations upon the completion of the audit, and meets with the independent registered public accounting firm and with appropriate Company financial personnel and internal auditors regarding the Company’s internal controls, practices and procedures. The Audit Committee also oversees the Company’s legal and business ethics compliance programs. The Audit Committee currently consists of Mr. Brinzo, as Chairman, and Messrs. Breslawsky, Martin and Mosner. The Board has examined the composition of the Audit Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Audit Committee charter. The Board of Directors has identified Messrs. Brinzo, Breslawsky, Martin and Mosner as “audit committee financial experts” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that each of the members of the Audit Committee is financially literate and has accounting or related financial management expertise as such terms are interpreted by the Board of Directors in its business judgment. None of the Company’s Audit Committee members simultaneously serve on more than two other public company audit committees. The Audit Committee met ten times during 2006.

The Audit Committee has adopted procedures for pre-approving certain specific audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the Company’s Legal Department and Finance Department to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

The Audit Committee reviews and approves all transactions between the Company and any related person that are required to be disclosed pursuant to SEC Regulation S-K, Item 404 and reviews any disclosures required by Item 404.

Compensation and Benefits Committee

The Compensation and Benefits Committee (the “Compensation Committee”) operates under a written charter, which is available as described under “Other Information—Availability of Documents”. The Compensation Committee is responsible for establishing and reviewing policies governing salaries and benefits, annual performance awards, incentive compensation and the terms and conditions of employment for Mr. Dan and each of the other named executive officers. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis—Process for Setting Executive Compensation”. The Compensation Committee currently consists of Mr. Broadhead, as Chairman, and Messrs. Ackerman, Sloane and Turner. The Board has examined the composition of the Compensation Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Compensation Committee charter. The members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). The Compensation Committee met four times during 2006.

Corporate Governance, Nominating and Management Development Committee

The Corporate Governance, Nominating and Management Development Committee, which was known as the Corporate Governance and Nominating Committee until July 2006 (the “Corporate Governance Committee”), operates under a written charter, which is available as described under “Other Information—Availability of Documents”. The Corporate Governance Committee oversees the governance of the Company and recommends to the Board nominees for election as directors and as senior executive officers of the Company, as well as reviewing the performance of incumbent directors in determining whether to recommend them to the Board for renomination. The Corporate Governance Committee currently consists of Mr. Breslawsky, as Chairman, Mrs. Alewine and Messrs. Broadhead and Turner. The Board has examined the composition of the Corporate Governance Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Corporate Governance Committee charter. The Corporate Governance Committee met five times during 2006.

Director Compensation

It is the responsibility of the Corporate Governance Committee to recommend to the Board any changes in Board compensation. The Board makes the final determination with respect to Board compensation. The Corporate Governance Committee will consider whether directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated. The Corporate Governance Committee reviews Board compensation annually. The Company’s Human Resources Department provides support to the Corporate Governance Committee in this review process. In addition, the Company currently engages Towers Perrin as the Company’s director compensation consultant to provide an annual report to the Corporate Governance Committee. Towers Perrin evaluates each of the Board compensation components against director compensation practices of peer companies, provides information on director compensation trends and includes advice regarding potential changes to director compensation. Based on the results of a review performed in July 2006, the Corporate Governance Committee decided not to recommend any changes to Board compensation, and the Board made no changes to Board compensation in 2006. For a further discussion of the elements of the compensation of the Board, see “Director Compensation”.

Finance and Pension Committee

The Finance Committee and the Pension Committee were combined, effective July 2006. The Finance and Pension Committee recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company and is responsible for oversight of the Company’s Pension-Retirement Plan and 401(k) Plan and any similar plans that may be maintained from time to time by the Company. The Finance and Pension Committee also has general oversight responsibility for pension plans maintained by foreign and other subsidiaries of the Company. The Finance and Pension Committee has authority to adopt amendments to the Company’s Pension-Retirement Plan, Pension Equalization Plan and 401(k) Plan. In carrying out these responsibilities, the Finance and Pension Committee coordinates with the appropriate financial, legal and administrative personnel of the Company, including the Company’s Administrative Committee (a committee of senior management with shared responsibility over certain of the Company’s retirement plans), as well as outside experts retained in connection with the administration of those plans. The Finance and Pension Committee currently consists of Mrs. Alewine, as Chairwoman, and Messrs. Ackerman, Barker, Brinzo and Hudson, none of whom is an officer or employee of the Company or any of its subsidiaries. Prior to the combining of the Finance Committee and the Pension Committee in July 2006, the Finance Committee had met twice during 2006 and the Pension Committee had met once during 2006. The Finance and Pension Committee met three times during 2006.

Strategy Committee

The Strategy Committee was formed in July 2006. The Strategy Committee currently consists of Mr. Sloane, as Chairman, and Messrs. Barker, Hudson, Martin and Mosner, none of whom is an officer or employee of the Company or any of its subsidiaries. The Strategy Committee met once during 2006.

Executive Committee

The Executive Committee of the Board may exercise substantially all the authority of the Board during the intervals between the meetings of the Board. The Executive Committee currently consists of Mr. Dan, as Chairman, and all other directors, except that a quorum of the Executive Committee consists of one-third of the number of members of the Executive Committee, three of whom must not be employees of the Company or any of its subsidiaries. The Executive Committee met once during 2006.

Director Nominating Process

The Company’s Corporate Governance Policies contain information concerning the responsibilities of the Corporate Governance Committee with respect to identifying and evaluating director candidates. Both the Corporate Governance Committee Charter and the Corporate Governance Policies are available as described under “Other Information—Availability of Documents”.

The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Corporate Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors”. In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors, if such shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals”.

The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Corporate Governance Policies. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Corporate Governance Committee will evaluate a candidate’s business experience, diversity, international background, the number of other directorships held and leadership capabilities, along with any other skills or experience which would be of assistance to management in operating the Company’s business.

The Corporate Governance Committee employs several methods for identifying and evaluating director nominees. The Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or otherwise and, in the event that vacancies are anticipated, the Committee considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Corporate Governance Policies.

Mr. Timothy Smart, who is a nominee for election to the Board of Directors, was included in a list of director candidates identified by a professional search firm. Based on the evaluations performed by the search firm and its own review of possible candidates, the Corporate Governance Committee recommended Mr. Smart’s election as a director and his inclusion on the proxy card.

On November 21, 2006, Pirate Capital LLC sent a letter to the Board of Directors of the Company encouraging, among other things, the immediate appointment of Thomas R. Hudson Jr. to the Board of Directors. On January 4, 2007, Pirate Capital provided public notice to the Company of its intent to nominate Thomas R. Hudson Jr. and Christopher Kelly to the Company’s Board of Directors at the Company’s 2007 annual meeting of shareholders. On February 8, 2007, the Company and Pirate Capital entered into a letter agreement pursuant to which Thomas R. Hudson Jr. was appointed to the Company’s Board of Directors and has been nominated and recommended by the Board for election as a director of the Company at the Company’s 2007 annual meeting of shareholders and included on the proxy card. Mr. Hudson was also appointed to the Strategy Committee, the Finance and Pension Committee and the Executive Committee, and the Company agreed to reimburse Pirate Capital for its expenses incurred in connection with its shareholder proposals. Pirate Capital agreed to withdraw its previously submitted nominations. The Company did not receive any other notice of a director candidate recommended by a shareholder or group of shareholders owning more than 5% of the Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 24, 2006, the date that is 120 days before the anniversary of the prior year’s release of the proxy statement.

Communications with Non-Management Members of the Board of Directors

The Company’s Corporate Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board of Directors. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail c/o “Executive Session Chairman” at the Company’s Richmond, Virginia address. All such correspondence is provided to the presiding chairman at, or prior to, the next executive session held at a regular Board meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s executive compensation program is designed to reward executives who contribute to the achievement of the Company’s business objectives, and to attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success. The program is intended to align the interests of the Company’s executive officers, including the executive officers named in the Summary Compensation Table (the “named executive officers”), with those of its shareholders by delivering a significant proportion of total compensation that is dependent upon the Company’s performance and increased shareholder value. The Company’s executive compensation program includes plans designed to facilitate the executive’s retirement planning by providing tax-effective vehicles for savings and compensation deferral. At the same time, these vehicles also focus the executive on the long-term performance of the Company.

The Company is a global leader in security services and operates two businesses: Brink’s, Incorporated (“Brink’s”) and Brink’s Home Security (“BHS”).

Brink’s is the world’s premier provider of secure transportation and cash management services. Brink’s services include armored car transportation, automated teller machine replenishment and servicing, currency, deposit processing and cash management services, including its “cash logistics” operations, coin sorting and wrapping, arranging the secure transportation of valuables, the deploying and servicing of safes and safe control devices, including its patented CompuSafe® service, transporting, storing and destroying sensitive information and guarding services, including airport security.

BHS offers monitored security services in North America primarily for owner-occupied, single-family residences. To a lesser extent, BHS also offers security services for commercial and multi-family properties. BHS typically installs and owns the on-site security systems and charges fees to monitor and service the systems. BHS is one of the largest and most successful residential alarm companies in North America.

The Company has transformed itself from a holding company with interests in coal and natural resources, a heavy weight freight business and its two security businesses, Brink’s and BHS. In making this transition, the Company has encountered and will continue to encounter short-term and long-term challenges, including competition from other companies in the industries in which it competes, the extension of the Company’s brands into new markets and the pursuit of opportunities and efficiencies inherent in the transition from a holding company to an integrated operating company. These issues require the Company’s executives to regularly make decisions which reflect patience, discipline and a long-term view. The Company believes that the executive officers’ compensation packages support the Company’s short-term and long-term goals by providing the Company’s executive officers an appropriate mix of compensation elements that includes secure, short-term compensation and target-based, long-term compensation.

Executive Compensation Program Overview

Each executive officer’s compensation package comprises five elements. A description of these five elements, and their function within the total compensation program, is shown below:

Element	Description	Function
Base salary	Fixed compensation	Provides basic economic security at a level consistent with competitive practices; reflects role, responsibilities, skills, experience and performance; encourages retention
Annual incentive	Key Employees Incentive Plan: Discretionary amount payable annually in cash, based on achievement of annual performance goals	Motivates and rewards for achievement of Company, unit and individual goals
Long-term incentives	Management Performance Improvement Plan: Performance based cash incentive, based on achievement of performance goals over a three-year period	Encourages executives to increase shareholder value by focusing on profitable growth as well as other actions which are likely to increase the Company’s stock price
	Stock options: Right to purchase Company stock at a pre-determined (grant date) price; economic benefit only if stock price increases	Motivates and rewards for financial performance over a sustained period; strengthens mutuality of interests between officers and shareholders; increases retention; rewards stock price performance
Benefits	Deferred compensation and other benefits: Generally non-performance-based, although the value of deferred compensation is tied to stock price; 401(k); frozen defined benefit pension	Provides security for current and future needs of the executives and their families; aids in recruitment and retention
Contractual and severance arrangements	Severance plan, employment contract and change-in-control plan: Contingent amounts payable only if employment is terminated under certain conditions	Provides employment security; encourages the objective evaluation of potential changes to the Company’s strategy and structure

The Company believes the combination of these different elements provides a balance of rewards, incentives and benefits, and enables the Company to meet its desired compensation objectives.

Process for Setting Executive Compensation

The Compensation Committee is responsible for establishing and reviewing policies governing salaries and benefits, annual performance awards, incentive compensation and the terms and conditions of employment for Mr. Dan and each of the other named executive officers. The Company’s Board of Directors approves salary and annual performance awards for Mr. Dan, based on the recommendations of the Compensation Committee. The Compensation Committee is responsible for ensuring that executive officers of the Company are compensated in a manner consistent with the established policies. The Company’s Human Resources Department provides support to the Compensation Committee. In addition, the Compensation Committee currently engages Towers Perrin as the Company’s compensation consultant to advise the Compensation Committee on the components of the Company’s executive compensation program and the appropriate values the Company should assign to each component. Towers Perrin also provides the Compensation Committee with information on executive compensation trends, best practices and advice regarding potential changes to the executive compensation program.

The Compensation Committee has determined that current compensation—base salary and annual bonuses—should be delivered in cash, but that long-term incentive compensation should include a combination of long-term cash incentives and stock-based compensation so that the long-term financial rewards available to executives are linked to the success of the Company over the long-term. This aligns the executives’ interests with the economic interests of the Company’s shareholders. For this same reason, the Compensation Committee has also determined that, for each named executive officer, the long-term equity-based variable compensation opportunity should be a substantial component of overall compensation.

The Compensation Committee annually reviews the total compensation of each named executive officer by reviewing various relevant compensation reports prepared by the Company’s Chief Administrative Officer. These reports include competitive pay practices, the value of all Company compensation paid, including base salary, annual and long-term compensation, Company matching contributions on deferred compensation, outstanding equity awards, benefits, perquisites and potential payments under various termination scenarios. The Compensation Committee also reviews the recommendations of Mr. Dan related to compensation for the other members of the executive team. The Compensation Committee approves any adjustments to compensation based on an evaluation of each executive’s individual performance and the competitive compensation market.

The Compensation Committee considers a variety of factors in coming to decisions regarding executive compensation for the named executive officers. Market benchmarking is an important consideration, but not the only one. The main factors are as follows:

Market competitiveness. The Compensation Committee periodically reviews market benchmarking data and reports on executive compensation practices from Towers Perrin regarding competitive pay levels and compensation structures. In setting compensation levels for the named executive officers and other executives, the Compensation Committee aims to provide target compensation—for each element and in aggregate—that approximates the 50th percentile (or mid-market for peer companies). Individual compensation may be more or less than the median compensation amount when warranted by individual or corporate performance. The peers are companies of similar size in terms of revenues or adjusted for size across all service industries from which the Company seeks to attract executives.

Performance. The Company’s policy is to provide its executive officers with compensation opportunities that are based upon their individual performance, the performance of the Company and their contribution to that performance. The Compensation Committee considers these performance factors when approving adjustments to the compensation of the executives.

Mix of current and long-term compensation. Because the successful operation of the Company’s business requires a long-term approach, an emphasis of the program is on long-term compensation, by means of both long-term incentives and deferred compensation.

The impact of cash vs. non-cash compensation. The Compensation Committee considers both the cost and the motivational value of the various components of compensation. The current pay elements are cash-based while the long-term incentive plans are a mix of equity (stock options) and cash (the long-term performance plan, or the Management Performance Improvement Plan).

The amount of accumulated or prior year’s compensation. The Compensation Committee reviews accumulated or outstanding compensation, but there is not necessarily a direct relationship between the amount of realizable or potentially realizable payments and the decisions regarding pay in the current year.

Program Components

The Company’s executive compensation program for its executive officers consists of the following elements:

Base Salary

Base salary creates a secure base of cash compensation for executives that is designed to be competitive with the market for talented executives. The Company’s objective is to compensate the executive officers with base salaries that are at or near the 50th percentile for comparable positions in companies of similar size, or with data adjusted to account for differences in size, in terms of revenues, across all industries from which the Company seeks to attract executive officers. The base salary for each officer reflects the salary levels for comparable positions within this comparative group of companies, as well as each individual’s proficiency in a specific role, the executive’s work experience, the importance of the particular position to the Company, how difficult it may be to replace the executive, the executive’s individual performance and internal alignment considerations. The relative weight given to each factor varies with each position and individual and is within the sole discretion of the Compensation Committee. Each executive officer’s base salary increase is determined each year on the basis of (1) the Compensation Committee’s review of Mr. Dan’s evaluation of the officer’s individual performance for the prior year and his recommended salary adjustments and (2) base salary levels in the competitive marketplace for persons in comparable positions.

The Company performed benchmarking in early 2006, based on 2005 compensation data, with respect to Mr. Dan’s compensation. Salary benchmarking for the other named executive officers was conducted in late 2006.

In 2006, Mr. Dan’s base salary was increased by 3.5%, with the objective of remaining within a competitive range around the 50th percentile. Increases for the other named executive officers ranged between 3% and 5.5%, generally reflecting (a) the general increase in salaries for executives in the United States and (b) individual performance.

Annual Performance Awards

The Key Employees Incentive Plan (the “KEIP”) is designed to provide financial incentive for the executive officers because the Company believes their performance in fulfilling the responsibilities of their positions can significantly affect the profitable growth and future prospects of the Company. The KEIP provides an opportunity for the executive officers to earn additional annual cash compensation based upon the following three performance factors:

•	the named executive officer’s individual performance in achieving established (and periodically updated) objectives;

•	the results achieved by the Company, including revenue and operating profit levels, cash flow, earnings per share, safety and security results and other objective and subjective measurements; and

•	the results achieved by the unit for which the named executive officer performs services.

Mr. Dan’s annual cash compensation under the KEIP is based upon the first two factors only.

All annual incentive payments are discretionary, with the Compensation Committee recommending to the Board of Directors bonuses for Mr. Dan and establishing bonuses for the other named executive officers after reviewing the recommendations of Mr. Dan. The Compensation Committee assigns Mr. Dan and the other named executive officers a competitive incentive target for each year under the KEIP. The target incentive is expressed as a percent of the participant’s annual base salary as of the end of the year and is designed by the Company to be indicative of the incentive payment that each participant would expect to receive on the basis of strong performance by the individual, the Company and, in the case of the named executive officers, the named executive officer’s operating unit. Target incentives for Mr. Dan and each of the named executive officers generally are set at the 50th percentile of the Towers Perrin compensation database.

In determining annual incentive awards, the Compensation Committee generally considers, at its discretion, numerous quantitative and qualitative measures of the Company’s performance, including, among others: (1) revenues, earnings and cash flow on a consolidated basis; (2) revenues, operating earnings and cash flow of each business unit; (3) the employee safety performance of each unit; (4) shareholder value as measured by the market capitalization and the share price of the Company; and (5) increases in economic value. The Compensation Committee also takes into account: pricing and market conditions affecting each business unit; the effect of the economy on such businesses; comparative performance of the Company’s competitors; productivity and cost containment measures successfully carried out; progress of management development and employee relations efforts; the quality of strategic planning; and communications with external constituencies.

Long-Term Incentive Compensation

Recognizing the desirability of tying the compensation of the executive officers to performance and aligning their interests closely to the long-term interests of the Company and its shareholders, in addition to base salaries, benefits and annual performance awards, the Company provides a significant part of the executive officers’ compensation in the form of long-term incentive opportunities. The Company believes that the long-term incentive compensation of each of the executive officers should be competitive, but also indicative of individual and Company performance. The combined long-term incentive compensation target is generally designed by the Company to be at or near the 50th percentile values in the Towers Perrin compensation database. The following factors are considered in determining the amount of long-term incentive compensation opportunities awarded to each executive:

•	benchmark median long-term incentive amounts;

•	the executive’s performance;

•	the executive’s potential future contributions to the Company;

•	the current compensation of the executive;

•	the importance of the executive to the Company over the long term, and the executive’s performance relative to his or her peers within the Company; and

•	retention issues/concerns.

The components of long-term incentive compensation include the following:

Management Performance Improvement Plan. The Management Performance Improvement Plan (the “MPIP”) is an incentive compensation plan that the Company believes promotes the financial interests of the Company and its shareholders by linking the long-term financial incentives of the executive officers to improvement in the Company’s financial performance. The Compensation Committee sets performance and award targets for the executive officers under the MPIP annually and cash compensation payments are made based upon attainment of specific performance goals measured over a three-year period. Because awards are earned at the end of three-year performance cycles, there are three overlapping cycles in effect at any one time.

For the three-year measurement period beginning in 2006, the Company established specific performance goals with respect to increases for each of its business units in: revenue, operating profit and economic value added and for the Company’s earnings per share. The Compensation Committee believes that attainment of these goals will be difficult. Awards to the executives at the end of the three-year measurement period may range from 0% to 200% of the target award amount, depending upon the aggregated three-year actual performance against the pre-established criteria.

Because the MPIP is designed to be a tax qualified plan under Internal Revenue Code Section 162(m), payouts are determined solely by actual quantifiable performance against the preset numerical goals. The Compensation Committee does not have the discretion to adjust payouts based on subjective assessments.

In connection with the three-year measurement period that ended on December 31, 2006, with respect to the MPIP, the Company met or exceeded all of the four performance goals previously established for each of the named executive officers: revenue improvement, operating profit improvement, economic value added, and improvement and increase in earnings per share, except for improvement targets in operating profit and economic value added established for Brink’s, Incorporated.

2005 Equity Incentive Plan. The Compensation Committee uses stock options as an important part of the long-term incentive compensation program and believes options continue to be an effective way to link an executive’s compensation to the performance of the Company. Awards under the 2005 Equity Incentive Plan (the “2005 Equity Plan”) are intended by the Company to encourage each of the named executive officers to continue in the employ of the Company, to enhance their incentive to perform at the highest level, and in general, to further the best interests of the Company and its shareholders.

Stock options are granted on the day they are approved by the Compensation Committee at its July meeting and are priced at 100% of fair market value on the date of grant, which under the 2005 Equity Plan is based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange Composite Transaction Tape.

Only the Compensation Committee may grant stock options under the 2005 Equity Plan. Executive officers benefit from stock option grants only to the extent the stock price of Brink’s Common Stock appreciates above the exercise price of the stock options. In addition, because of the vesting requirements, the Compensation Committee believes that providing the executive officers compensation in the form of stock options allows it to focus on their retention while encouraging them to take a longer-term view in their decisions impacting the Company.

The Compensation Committee determines the number of stock options to be granted to each executive officer based on competitive practices and individual performance, considered in the context of the overall long-term incentive compensation philosophy. The Compensation Committee takes into account all target award amounts provided to the executive under the MPIP when granting options, as well as the importance to the Company of the individual’s position, the individual’s overall contribution to the Company’s performance, and the individual’s expected contribution to future performance.

1988 Stock Option Plan. None of the executive officers received compensation under the 1988 Stock Option Plan in 2006, but previously granted options from this plan remain outstanding.

Options—General. The Company has not engaged in backdating options. The Company does not have any program or plan to time option grants in coordination with the release of material non-public information and has never had a practice of doing so. In addition, the Company has never timed and does not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation.

The accounting for all options is compliant with accounting principles generally accepted in the United States and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC.

Benefits

The types and amounts of benefits are also established based upon an assessment of competitive market factors and a determination of what is needed to aid in attracting and retaining talent, as well as providing long-term financial security to the Company’s employees and their families. All benefits are reviewed at least annually by the Compensation Committee, which evaluates benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to their value to employees. The plans are also reviewed for changes that may be required due to new laws and regulations or significant changes in market conditions. The Company’s primary benefits for executive officers include participation in the plans or arrangements listed below.

Deferred Compensation. The Company maintains a deferred compensation program, the Key Employees’ Deferred Compensation Program, for certain of its most highly compensated employees, including all of the named executive officers. The deferred compensation program provides an opportunity for the participants, including Mr. Dan and each of the named executive officers, to defer receipt of up to 100% of any annual KEIP or MPIP awards in increments of 10%, up to 50% of base salary in increments of 5% and amounts that are prevented from being contributed to the Company’s 401(k) Plan (up to 5% of compensation) as a result of limitations imposed by the Internal Revenue

Code (supplemental savings). The Company matches 100% of the first 10% of salary deferred and 100% of the first 10% of the gross amount of any KEIP award deferred by the participant. The Company also matches 125% of supplemental savings; the same match that is provided on 401(k) Plan contributions. There is no Company match on MPIP deferrals.

In addition, the Company provides downside protection to each participant, which ensures that the aggregate value of the shares and cash ultimately distributed will be at least equal to the amount of deferred salary, KEIP and/or MPIP payments, including reinvested dividends, but excluding Company matching contributions and related reinvested dividends. Such downside protection feature has been eliminated for all deferrals elected effective January 1, 2007 and forward.

The Compensation Committee believes the deferred compensation program is important because it provides participants with an opportunity to purchase units, the value of which is equal to that of Brink’s Common Stock, and utilize tax deferrals to build a supplemental retirement benefit. The Compensation Committee reviews each officer’s account under the deferred compensation program annually in November and also when the Company’s proxy statement is prepared following year-end. For more information on the Company’s deferred compensation program, see “Nonqualified Deferred Compensation” beginning on page 25.

Pension Plans. The Company maintains a noncontributory defined benefit pension-retirement plan covering the executive officers along with all other U.S. employees who met plan eligibility requirements. Because the Internal Revenue Code limits the amount of pension benefits that may be paid under federal income tax qualified plans, the Company implemented a pension equalization plan under which the Company makes additional payments so that the total benefit to be received by the executive is the same as it would have been if there were no Internal Revenue Code limitations. Effective December 31, 2005, the Company froze the accrual of benefits under both the pension plan and the equalization plan. For more information on the Company’s pension plan and equalization plan, see “Pension Benefits” beginning on page 22.

Executive Life Insurance Plan. The Company provides executives in the Company, including the executive officers, with life insurance benefits. All premiums paid by the Company are fully taxable to the participant. The life insurance policies are owned by the individual executives.

Executive Salary Continuation Plan. The named executive officers participate along with other executives in the Company’s Executive Salary Continuation Plan which, in the event a participant dies for any reason while in the employment of the Company, provides that the Company will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary in effect on the first of the year coincident with or immediately preceding the date of death. Such benefit is paid out over a ten year period following the executive’s death.

Long-Term Disability Plan. The named executive officers participate along with other executives in a long term disability program. In the event that the executive is totally incapacitated, he would receive 60% of his salary plus the average of the last three years KEIP payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security full retirement age.

Financial and Tax Planning Program. The executive officers participate in the Company’s Financial and Tax Planning Program, which the Company believes enables them to devote to the business activities of the Company the time and attention that would otherwise be devoted to their personal financial and tax affairs, and in the case of the personal tax return preparation and certification aspect of the program, to provide the Company with assurance that the tax affairs of participating executives are properly administered. Under the Financial and Tax Planning Program, subject to a $10,000 calendar year maximum, the Company reimburses the executive officers for reasonable costs associated with personal financial and tax planning, estate planning and the preparation and filing of their personal tax returns.

Miscellaneous Plans or Arrangements. The Company’s executive officers are also eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and the Company’s matching charitable gifts program on the same basis as any other U.S. employee.

Stock Ownership Guidelines. The Company’s executive officers are not formally required to achieve or maintain any particular level of stock ownership in the Company. However, all executive officers maintain a significant stock ownership position in the Company. In addition to direct ownership of shares, the Company’s deferred compensation program measures all amounts as stock units and each named executive has a substantial balance in deferred compensation. As a result, all of the executive officers own amounts of shares or equivalent stock units in significantly higher amounts as a multiple of salary than typical executive ownership guidelines would require.

Perquisites. The Company provides its named executive officers with perquisites; a detailed listing of perquisites and their value is on page 16.

Contractual and Severance Agreements

Employment Agreements. The Company has entered into an employment agreement with Mr. Dan that is described under “Potential Payments upon Termination or Change in Control—Employment Agreement with Mr. Dan” beginning on page 32. The Compensation Committee believes it is appropriate for the Company to have an employment agreement with Mr. Dan to support stable and highly competent management on a long-term basis.

Change in Control Agreements. In 1997 and 1998, the Company entered into change in control agreements with Mr. Dan and each of the named executive officers that are described below under “Potential Payments upon Termination or Change in Control—Change in Control Agreements and Severance Agreements” beginning on page 33.

The Compensation Committee reviews the continued suitability of the agreements at least annually. The Compensation Committee believes that the agreements serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change in control is ever under consideration, its executives will be able to advise the Board of Directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change in control. The change in control agreements include so-called double triggers, which mean that benefits become available to named executive officers under the agreements only upon a change in control and certain adverse employment developments for the executives such as termination by the Company without cause or termination by the executive for good reason. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of the named executive officers in employment security without unduly burdening the Company or shareholder value.

Severance Agreements. In 1997 and 1998, the Company entered into severance agreements with the named executive officers, other than Mr. Dan, that are described below under “Potential Payments upon Termination or Change in Control—Change in Control Agreements and Severance Agreements” beginning on page 33.

The Compensation Committee believes that reasonable severance arrangements are an essential aspect of the terms of employment of named executive officers. The Compensation Committee is of the view that its shareholders have benefited from the protection that these agreements provide. The Compensation Committee believes that these agreements provide reasonable compensation arrangements and give the Company a high degree of management stability.

Policies

Taxes. Internal Revenue Code Section 162(m) disallows a tax deduction to any publicly held corporation for paid remuneration exceeding $1 million in any taxable year for chief executive officers and certain other executive officers, except for performance-based remuneration. Historically, through the design and implementation of the Company’s compensation programs, the Company has sought, and continues to seek, the availability of tax deductibility. This policy, however, is subject to the reservation by the Company of the flexibility to award non-deductible compensation in circumstances wherein the Company believes, in its good faith business judgment, that such an award is in its best interest in attracting or retaining capable management.

Report of Compensation and Benefits Committee

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Benefits Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

James L. Broadhead, Chairman
Roger G. Ackerman
Carl S. Sloane
Ronald L. Turner

SUMMARY COMPENSATION TABLE

The following table presents information with respect to total compensation of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company for the year ended December 31, 2006. These officers are referred to in this proxy statement as the named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Michael T. Dan	2006	$1,027,846	$1,350,000	$2,854,172	$1,341,000	$93,840	$423,814	$7,090,672
President, Chief Executive Officer and Chairman of the Board
Robert T. Ritter	2006	456,750	380,000	566,912	335,250	7,324	156,021	1,902,257
Vice President and Chief Financial Officer
Frank T. Lennon	2006	370,096	250,000	908,988	268,200	119,050	143,052	2,059,386
Vice President and Chief Administrative Officer
Austin F. Reed	2006	371,692	350,000	908,988	268,200	14,728	124,446	2,038,054
Vice President, General Counsel and Secretary
James B. Hartough	2006	254,311	140,000	647,692	201,150	22,409	82,027	1,347,589
Vice President— Corporate Finance and Treasurer

(1)

Represents salaries before employee contributions under the Company’s 401(k) Plan and employee deferrals of salary under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2006, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” starting on page 25.

(2)

Represents cash incentive amounts earned by the named executive officers under the Company’s KEIP for 2006 (paid in 2007) and a special award to Mr. Reed in the amount of $100,000 for work on legislative matters. A participant is permitted to defer up to 100% of the cash incentive amount earned by him under the KEIP. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2006, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” starting on page 25.

(3)

Represents the dollar amount recognized by the Company for financial reporting purposes during the year ended December 31, 2006 computed in accordance with FAS 123R. For a full description of the assumptions used by the Company in computing these amounts, see Note 15 to the Company’s financial statements, which is included in its annual report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into this proxy statement. This amount includes expense associated with options granted in 2003, 2004, 2005 and 2006. For a discussion of the terms of these options, see “Grants of Plan-Based Awards” on page 17. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value.

(4)

Represents cash incentive amounts earned under the Company’s MPIP for the three-year measurement period ended 2006 (paid in 2007) before deferrals under the deferred compensation program. A participant is permitted to defer up to 100% of the cash incentive amount earned by him under the MPIP. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2006, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” starting on page 25.

(5)

Since the earning of benefits under the pension plans for all employees was frozen as of December 31, 2005, these amounts represent the change during the year ended December 31, 2006 in the net present value of the named executive officers’ pension payouts. For purposes of computing the net present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 5.5% discount rate for the measurement date of December 31, 2005 and a 5.75% discount rate for the measurement date of December 31, 2006; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 4 to the Company’s financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Primary U.S. Pension Plan” both of which are included in its annual report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into this proxy statement.

(6)	Includes the following items and amounts for each of the named executive officers:

Name	Matching Contribution on Deferrals of Compensation(a)	Life Insurance Premiums(b)	Other Personal Benefits(c)	Total
Mr. Dan	$349,554	$10,853	$63,407	$423,814
Mr. Ritter	127,034	4,707	24,280	156,021
Mr. Lennon	99,141	6,476	37,435	143,052
Mr. Reed	101,025	4,114	19,307	124,446
Mr. Hartough	61,638	3,342	17,047	82,027

(a)	In 2006, the Company made matching contributions related to deferred salary and KEIP under the deferred compensation program in the following amounts for each of the named executive officers:

Name	Matching Contribution for Deferred Salary	401(k) Plan Matching Contribution(1)	Matching Contribution for Deferred KEIP	Supplemental Savings Plan Matching Contribution	Total
Mr. Dan	$102,785	$13,750	$178,379	$54,640	$349,554
Mr. Ritter	45,675	13,750	43,389	24,220	127,034
Mr. Lennon	37,010	13,750	28,712	19,669	99,141
Mr. Reed	37,169	13,750	30,337	19,769	101,025
Mr. Hartough	25,431	13,750	12,500	9,957	61,638

(1)

401(k) Plan matching contributions are subject to reduction based on IRS-required nondiscrimination testing. Any required reduction is contributed to the participant’s account in the deferred compensation program under the terms of that program.

(b)

In 2006, the Company paid life insurance premiums under the Company’s Executive Salary Continuation Plan for each named executive officer. The Company, not the individual, is the beneficiary under the insurance policies. The Executive Salary Continuation Plan provides a death benefit equal to three times a covered employee’s annual salary payable by the Company in 10 equal annual installments to the employee’s designated beneficiary.

(c)

The table below reflects the types and dollar amounts of perquisites and other personal benefits provided to the named executive officers in 2006. For purposes of computing the dollar amounts of the items listed below, the Company used the actual out-of-pocket costs to the Company of providing the perquisite or other personal benefit to the named executive officer, with two exceptions. The value of the Security Systems services are based on the actual monitoring fees that are charged to similar customers, and not actual cost to the Company to provide these services. The incremental cost for Personal Use of Company Aircraft is based on the cost of fuel, crew travel expenses, on-board catering costs, and landing, parking and hangar fees. Since the Company aircraft is used primarily for business travel, fixed costs that do not change based on personal use, such as pilots’ salaries, are not included. The named executive officers paid any taxes associated with these benefits without reimbursement from the Company.

Name	Personal and Spousal Travel and Entertainment(a)	Personal Use of Company Aircraft	Club Dues	Tax Preparation and Financial Planning	Executive Physical Examinations	Executive Life Insurance Premiums	Security Systems	Total
Mr. Dan	$24,325	$1,791	$5,858	$9,997	$1,995	$18,938	$503	$63,407
Mr. Ritter	5,953	0	0	658	3,000	14,291	378	24,280
Mr. Lennon	5,365	0	2,362	854	2,350	26,504	0	37,435
Mr. Reed	5,282	0	4,742	1,293	1,850	6,140	0	19,307
Mr. Hartough	5,002	0	0	3,300	2,100	6,298	347	17,047

(a)

Payments by the Company for certain of the items included in this column were made in European Union euros. For purposes of this table, the Company converted the amounts denominated in euros into U.S. dollars based on the noon buying rate in New York City on July 17, 2006, which was $1.25 per €1.00.

2006 Salary

For 2006, the Company approved base salary increases ranging between 3.0% and 5.5% for each of the named executive officers, including 3.5% for Mr. Dan, with the objective of remaining within a competitive range at or near the 50th percentile of base salary for comparable positions in companies of similar size across all industries from which the Company seeks to attract executive officers. For a further discussion of 2006 base salaries, see “Compensation Discussion and Analysis—Program Components—Base Salary” beginning on page 9.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding grants of awards to the named executive officers during the year ended December 31, 2006 under the 2005 Equity Plan, the KEIP and the MPIP.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Closing Market Price(3) ($/Sh)	Grant Date Fair Value of Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)
Michael T. Dan	7/13/2006	—	—	—	90,000	$55.09	$54.85	$1,737,693
	1/1/2006	$0	$1,033,500	$2,067,000
	1/1/2006	0	1,000,000	2,000,000
Robert T. Ritter	7/13/2006	—	—	—	35,000	55.09	54.85	675,767
	1/1/2006	0	301,275	602,500
	1/1/2006	0	250,000	500,000
Frank T. Lennon	7/13/2006	—	—	—	35,000	55.09	54.85	675,767
	1/1/2006	0	206,250	412,500
	1/1/2006	0	200,000	400,000
Austin F. Reed	7/13/2006	—	—	—	35,000	55.09	54.85	675,767
	1/1/2006	0	209,000	418,000
	1/1/2006	0	200,000	400,000
James B. Hartough	7/13/2006	—	—	—	25,000	55.09	54.85	482,690
	1/1/2006	0	117,000	234,000
	1/1/2006	0	150,000	300,000

(1)

The options granted on July 13, 2006 were granted under the 2005 Equity Plan.

The awards granted as of January 1, 2006 were granted under the KEIP (payable in 2007) and under the MPIP (for the 2006–2008 performance measurement period—payable in 2009), respectively.

(2)

In accordance with the 2005 Equity Plan, the exercise price for the options was based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on July 13, 2006, the date of the grant, as reported on the New York Stock Exchange Composite Transaction Tape.

(3)	As of July 13, 2006.

(4)

Represents the grant date fair value computed in accordance with FAS 123R based on the Black-Scholes option-pricing model and the following assumptions: (a) a weighted average annual dividend yield of 0.45% for Brink’s Common Stock; (b) a weighted average expected volatility of 33% for Brink’s Common Stock; (c) a weighted average risk-free rate of return of 5.02%; and (d) a weighted average expected term of 4.75 years. For a full description of the assumptions used by the Company in computing these amounts, see Note 15 to the Company’s financial statements, which is included in its annual report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into this proxy statement. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Grant Date Fair Value of Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value.

Stock Option Grants

2005 Equity Incentive Plan

The Company maintains the 2005 Equity Plan, which was approved by the Company’s shareholders and is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The Compensation Committee administers the 2005 Equity Plan, is authorized to select key employees of the Company and its subsidiaries to participate in the 2005 Equity Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock and restricted stock units, performance units, other stock-based awards or any combination thereof.

Under the 2005 Equity Plan, the number of shares of common stock available for issuance is 5,000,000 shares, subject to adjustment by the Compensation Committee for stock splits and other events as set forth in the 2005 Equity Plan. During any calendar year, no participant may receive awards under the 2005 Equity Plan relating to more than 400,000 shares of common stock, subject to adjustment as noted above.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2005 Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.

The duration of options granted under the 2005 Equity Plan, which may be incentive stock options, which afford certain favorable tax treatment for the holder, or nonqualified stock options, is established by the Compensation Committee but may not exceed six years. Subject to a minimum vesting period of one year from the date of grant, the Compensation Committee may impose a vesting schedule on options and determines the acceptable form(s) in which the exercise price may be paid. In general, options continue to be exercisable following termination of employment for 90 days, if such options were exercisable at the time of termination. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, options held by the holder remain outstanding and continue in accordance with their terms. In the event of the holder’s death while employed or after retirement or permanent and total disability, options held by the holder fully vest at the time of the holder’s death (or, if later, on the first anniversary of the grant date) and remain exercisable by the holder’s beneficiary or estate for three years following the holder’s death or their earlier expiration in accordance with their terms. In the event of a change in control of the Company, all outstanding options fully vest and become exercisable.

2006 Stock Option Grants

With respect to the options included in the “Grants of Plan-Based Awards Table” above, these options (1) become exercisable as to one-third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant and (2) expire on July 13, 2012. The following factors were considered in determining the size of each stock option grant awarded to each named executive officer:

•	the benchmark median long-term incentive compensation amounts;

•	the executive’s past performance;

•	the executive’s potential future contributions to the Company;

•	the current compensation of the executive;

•	retention issues and concerns; and

•	the importance of the executive to the Company over the long term, and the executive’s performance relative to his peers within the Company.

For a discussion of the principles applied in administering the 2005 Equity Plan, see “Compensation Discussion and Analysis—Program Components—Long-Term Incentive Compensation—2005 Equity Incentive Plan” beginning on page 11.

Key Employees Incentive Plan Awards

Key Employees Incentive Plan

The Company maintains the KEIP, which is designed to provide an opportunity for participants to earn additional annual cash compensation based upon the following three performance factors:

•	the participant’s individual performance in achieving established (and periodically updated) objectives;

•	the performance achieved by the Company; and

•	the performance achieved by the unit for which the participant performs services.

Mr. Dan’s annual cash compensation under the KEIP is based upon the first two factors only.

All annual incentive payments are discretionary. Each participant is granted a target incentive for each year under the KEIP. The target incentive is expressed as a percent of the participant’s annual base salary as of the end of the year and is designed by the Company to be indicative of the incentive payment that the participant should expect to receive on the basis of strong performance in satisfying the factors listed above. Target incentives for each of the named executive officers are set at the 50th percentile of the Towers Perrin compensation database.

2006 KEIP Awards

Target Award Opportunities. For 2006, Mr. Dan’s target incentive award opportunity was set at 100% of his 2006 base salary, while the target incentive award opportunities for each of the other named executive officers were set between 45% and 65% of their base salaries for achieving target performance. Actual payments under the KEIP could have ranged from 0% to 200% of each executive’s target incentive award based on the results of the performance factors described above, applied and considered at the discretion of the Compensation Committee.

Payouts. For purposes of determining actual payments under the KEIP in 2006 for each of the named executive officers, the Compensation Committee gave individual performance a weight factor of 50%, and each of unit and Company performance weight factors of 25%. In the case of Mr. Dan, individual performance and Company performance were each weighted 50%. In evaluating performance, the Compensation Committee considered financial plans, strategy, cost containment and productivity objectives and corporate governance, process and compliance results. For 2006, the named executive officers received the annual incentive payments set forth in the “Summary Compensation Table” on page 15. In awarding these amounts, the Compensation Committee also considered, at its discretion, numerous other quantitative and qualitative measures of the Company’s performance in 2006, including, among others: (1) revenues, earnings and cash flow on a consolidated basis; (2) revenues, operating earnings and cash flow of each business unit; (3) the employee safety performance of each unit; (4) shareholder value as measured by the market capitalization of the Company; and (5) increases in economic value.

For a discussion of the principles applied in administering the KEIP, see “Compensation Discussion and Analysis—Program Components—Annual Performance Awards” beginning on page 9.

Management Performance Improvement Plan Awards

Management Performance Improvement Plan

The Company maintains the MPIP, which was approved by the Company’s shareholders and is designed to promote the interests of the Company and its subsidiaries by linking financial incentives provided to participants with improvements in the Company’s financial results. The Compensation Committee administers the MPIP, establishes performance measures and is authorized to select key employees of the Company and its subsidiaries to participate in the MPIP.

Each participant is periodically granted performance awards that entitle him or her to receive cash payments following the completion of a three-year performance measurement period, provided that specified performance measures and certain conditions described in the MPIP relating to continuation of employment are satisfied. The maximum incentive payment any one participant may be entitled to receive for any one performance measurement period is $3,000,000.

A performance award terminates unless the participant remains continuously employed by the Company or a subsidiary until the date established by the Compensation Committee for payment of the performance award unless (1) the termination is due to retirement, disability or death, (2) approved by the Compensation Committee or (3) the termination is subsequent to a change in control (as defined in the MPIP). In the event a participant’s employment is terminated due to retirement, disability or death, he or she (or, in the event of the participant’s death, his or her beneficiary) is entitled to a prorated portion of the performance award to which he or she would otherwise be entitled based on the portion of the performance measurement period (determined in completed months) during which he or she was continuously employed by the Company or a subsidiary and based on the extent to which the performance goals were achieved as determined at the end of the performance measurement period. In the event of a participant’s termination of employment for reasons other than retirement, disability or death, the Compensation Committee may, but is not obligated to, authorize payment of an amount up to the prorated amount that would be payable under the preceding sentence. In the event of a change in control, performance awards are deemed to be earned at 150% of the specified target dollar amount applicable to the performance award and are paid as soon as practicable following the earlier of the participant’s termination of employment after the change in control or the end of the performance measurement period during which the change in control occurred.

Participants eligible to receive an award are entitled to receive a lump-sum cash payment on a date selected by the Compensation Committee following the end of the performance measurement period for the award provided that the performance measures are met. Under the deferred compensation program, participants may elect to defer the receipt of this payment.

The MPIP is intended to be compliant with Section 162(m) of the Internal Revenue Code, so that payments made under the plan retain their tax deductibility. In order to remain compliant, the payouts are calculated by comparing actual performance metrics to those preset by the Compensation Committee. The Compensation Committee has not adjusted payouts to include any subjective factors.

2006 MPIP Awards

With respect to the 2006–2008 performance measurement period, the performance measures set by the Compensation Committee require Brink’s, Incorporated and Brink’s Home Security to achieve specific thresholds for increases in revenue and operating profit, and the addition of economic value and the Company to achieve earnings per share targets. The earnings per share targets, the performance of Brink’s, Incorporated and the performance of Brink’s Home Security were each given equal weight. The adoption of the measures for the 2006–2008 performance measurement period also effectively amended the measures used in evaluating the performance measurement periods ending in 2006 and 2007 because of the sale of BAX Global Inc., a former significant operating unit of the Company. Performance award targets for the 2006–2008 measurement period for each named executive officer are included in the “Grants of Plan-Based Awards Table” above. Actual payments can range from 0% to 200% of the target depending on performance against the pre-established measures.

For a discussion of the principles applied in administering the MPIP and a further discussion of the 2006 MPIP awards, see “Compensation Discussion and Analysis—Program Components—Long-Term Incentive Compensation—Management Performance Improvement Plan” beginning on page 10.

Reconciliation of Grant Date Fair Value of Option Awards to Expense Related to Option Awards Recognized in 2006

The following table provides a reconciliation of the grant date fair value of the option awards included under “Grant Date Fair Value of Option Awards” in the Grants of Plan-Based Awards Table to the dollar amount recognized by the Company for financial reporting purposes with respect to the year ended December 31, 2006 included under “Option Awards” in the Summary Compensation Table, in each case, as computed in accordance with FAS 123R.

Name	Grant Date Fair Value of Option Awards in 2006	Recognition of Expense for Options Granted in 2003–2005(1)	Expense Related to 2006 Awards to be Recognized in 2007(2)	Expense Related to Option Awards Recognized in 2006
Mr. Dan	$1,737,693	$1,116,479	$—	$2,854,172
Mr. Ritter	675,767	302,339	411,194	566,912
Mr. Lennon	675,767	233,221	—	908,988
Mr. Reed	675,767	233,221	—	908,988
Mr. Hartough	482,690	165,002	—	647,692

(1)	Under the implementation rules for FAS 123R, the Company recognized expense in the year ended December 31, 2006 for a portion of the value of options granted in prior years.

(2)

The value of option awards to Mr. Ritter are being expensed over the period from the date of grant to the earlier of November 1, 2007 (the date Mr. Ritter becomes eligible to retire under the pension-retirement plan) or three years from the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information concerning the number and value of unexercised stock options for the named executive officers outstanding as of the end of the year ended December 31, 2006. There were no other equity awards such as stock appreciation rights (“SARs”) or similar instruments or nonvested stock (including restricted stock, restricted stock units or other similar instruments) for the named executive officers outstanding as of the end of the year ended December 31, 2006.

Name	Option Awards
	Number of Securities Underlying Unexercised Options(1) (#)Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date
Michael T. Dan	147,000	—	$21.48	7/11/2008(3)
	115,000	—	15.27	7/10/2009(4)
	106,667	53,333	32.68	7/8/2010(5)
	53,334	106,666	35.79	7/7/2011(6)
	—	90,000	55.09	7/13/2012(7)
Robert T. Ritter	15,000	—	21.48	7/11/2008(3)
	25,000	—	15.27	7/10/2009(4)
	26,667	13,333	32.68	7/8/2010(5)
	15,000	30,000	35.79	7/7/2011(6)
	—	35,000	55.09	7/13/2012(7)
Frank T. Lennon	6,666	—	15.27	7/10/2009(4)
	20,000	10,000	32.68	7/8/2010(5)
	11,667	23,333	35.79	7/7/2011(6)
	—	35,000	55.09	7/13/2012(7)
Austin F. Reed	6,666	—	15.27	7/10/2009(4)
	20,000	10,000	32.68	7/8/2010(5)
	11,667	23,333	35.79	7/7/2011(6)
	—	35,000	55.09	7/13/2012(7)
James B. Hartough	18,000	—	15.27	7/10/2009(4)
	13,334	6,666	32.68	7/8/2010(5)
	8,334	16,666	35.79	7/7/2011(6)
	—	25,000	55.09	7/13/2012(7)

(1)

All of these options have become exercisable or will become exercisable as to one third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant.

(2)

In accordance with the Company’s 1988 Stock Option Plan (the “1988 Option Plan”) and 2005 Equity Plan, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange Composite Transaction Tape.

(3)	These options were granted on July 11, 2002 under the 1988 Option Plan.

(4)	These options were granted on July 10, 2003 under the 1988 Option Plan.

(5)	These options were granted on July 8, 2004 under the 1988 Option Plan.

(6)	These options were granted on July 7, 2005 under the 2005 Equity Plan.

(7)	These options were granted on July 13, 2006 under the 2005 Equity Plan.

OPTION EXERCISES AND STOCK VESTED

The following table presents information concerning the exercise of stock options for the named executive officers during the year ended December 31, 2006. There were no other exercises of options, SARs or similar instruments or vesting of stock (including restricted stock, restricted stock units or other similar instruments) for the named executive officers during the year ended December 31, 2006.

Name	Option Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)
Michael T. Dan	0	$0
Robert T. Ritter	25,000	815,064
Frank T. Lennon	0	0
Austin F. Reed	0	0
James B. Hartough	20,000	677,904

PENSION BENEFITS

The Company provides retirement benefits to substantially all U.S. non-union employees who meet vesting and other minimum requirements. These benefits are provided through two plans: The Brink’s Company Pension-Retirement Plan (or the pension-retirement plan), a qualified plan under the Internal Revenue Code, and The Brink’s Company Pension Equalization Plan (or the equalization plan), a plan (not qualified under the Internal Revenue Code) under which the Company makes additional payments to a smaller group of employees so that the total amount to be received by each participant from both plans will be the same as he or she would have received under the pension-retirement plan in the absence of benefit limitations for tax qualified plans. (The pension-retirement plan and the equalization plan are referred to collectively in this proxy statement as the pension plans.) The named executive officers are among those covered by these plans. There are no other plans providing defined benefit pension payments to them.

Benefit accruals under both plans were frozen for all U.S. non-union employees as of December 31, 2005. The named executive officers, therefore, earned no additional pension benefits during the year ended December 31, 2006.

The following table presents information as of December 31, 2006 concerning each defined benefit plan of the Company that provides for payments to be made to the named executive officers at, following or in connection with retirement.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)
Michael T. Dan	Pension-Retirement Plan	24.000	$589,320
	Equalization Plan	24.000	5,698,035
Robert T. Ritter	Pension-Retirement Plan	7.565	166,497
	Equalization Plan	7.565	430,927
Frank T. Lennon	Pension-Retirement Plan	28.405	1,104,495
	Equalization Plan	28.405	2,037,401
Austin F. Reed	Pension-Retirement Plan	18.345	421,050
	Equalization Plan	18.345	780,275
James B. Hartough	Pension-Retirement Plan	18.842	553,909
	Equalization Plan	18.842	421,923

For purposes of computing the present value of the accrued benefit payable to the named executive officers, the Company has used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 5.75% discount rate for the measurement date of December 31, 2006; (c) service accruals in the pension plans are frozen as of December 31, 2005; and (d) payments will be made on a straight-life monthly annuity basis. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 4 to the Company’s financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Primary U.S. Pension Plan” both of which are included in its annual report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into this proxy statement.

Pension-Retirement Plan

The Company maintains the pension-retirement plan, which is a defined benefit plan that covers, generally, full-time employees of the Company and participating subsidiaries who are not covered by a collective bargaining agreement. The Company has reserved the right to terminate or amend the pension-retirement plan at any time.

The amount of any benefit payable to a participant is based on the participant’s benefit accrual service and average salary (as these terms are defined in the pension-retirement plan). At June 1, 2003, the named executive officers had been credited under the pension-retirement plan with the following years of benefit accrual service: Mr. Dan, 21.305 years; Mr. Lennon, 26 years; Mr. Hartough, 16 years; Mr. Reed, 15.946 years; and Mr. Ritter, 5 years. Effective June 1, 2003, the Company amended the pension-retirement plan to provide a lower accrual rate for benefit accrual service earned after June 1, 2003. At December 31, 2005, the named executive officers had been credited under the pension-retirement plan, as amended June 1, 2003, with the following additional years of benefit accrual service after June 1, 2003: Mr. Dan, 2.695 years; Mr. Lennon, 2.405 years; Mr. Hartough, 2.842 years; Mr. Reed, 2.399 years; and Mr. Ritter, 2.565 years. Benefit Accrual Service is based on computation periods which are defined as 12-month consecutive periods of active employment beginning on date of hire and continuing on each anniversary thereof. For the last benefit computation period, a participant receives a fraction of benefit accrual service, not greater than one, equal to monthly elapsed time in that period multiplied by 0.1203. Effective December 31, 2005, the Company amended the pension plans to cease benefit accrual service to the Company.

For purposes of calculating the portion of a participant’s benefit accrued before June 1, 2003, average salary means the average compensation received by a participant for any consecutive 36-month period, which results in the highest annual average for any such 36-month period. Effective June 1, 2003, the period for calculating average salary was changed from 36 to 60 consecutive months. The compensation used in calculating average salary includes salary and bonus, but excludes amounts attributable to stock options or the sale of shares acquired upon the exercise of such stock options, any Company matching contributions credited to the participant under the deferred compensation program, any payments payable under the MPIP and any special recognition bonus.

Subject to certain limitations, a participant who reaches age 65 may receive an annuity for life payable monthly beginning on his normal retirement date (as defined in the pension-retirement plan) at an annual rate equal to the sum of the following:

•	for the portion of the accrued benefit earned before June 1, 2003:

•	2.1% of his average salary multiplied by his number of years of benefit accrual service completed as of May 31, 2003 with a maximum of 25 years; plus

•	1% of his average salary multiplied by his number of years of benefit accrual service completed as of May 31, 2003 in excess of 25 years; less

•

.55% of his covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by his number of years of benefit accrual service completed as of May 31, 2003.

•	for the portion of the accrued benefit earned after May 31, 2003 and through December 31, 2005:

•	1.75% of his average salary multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 with a maximum of 25 years; plus

•	1% of his average salary multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 in excess of 25 years; less

•

.55% of his covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by his number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005.

Subject to certain limitations, a participant who retires before he reaches age 65, provided he has completed 10 years of vesting service and reached age 55 may receive an annuity for life payable monthly beginning on his early retirement date (as defined in the pension-retirement plan) at an annual rate equal to the rate applicable to retirement on his normal retirement at age 65 reduced by 0.4167% for each month (the equivalent of 5% per year) by which his early retirement date precedes his normal retirement date. Messrs. Dan, Hartough, Lennon and Reed are eligible for early retirement under the pension-retirement plan.

The pension-retirement plan provides multiple payment options for participants. Participants may select a single life annuity for the life of the participant, joint and survivor annuities under which a participant’s surviving beneficiary may receive for his or her life 50%, 75% or 100% of the monthly benefit received by the participant, and period certain options under which a participant’s surviving beneficiary may receive payments for a fixed term of 5, 10, 15 or 20 years. If a joint and survivor annuity or a period certain option is selected, the amount of the retirement benefit is less than the amount payable under a single life annuity. Benefit elections must be made before retirement, and some options are subject to certain requirements, such as spousal consent.

Pension Equalization Plan

The Internal Revenue Code limits the amount of pension benefits that may be paid under federal income tax qualified plans. As a result, the Board of Directors adopted the equalization plan under which the Company will make additional payments so that the total amount received by each person affected by the Internal Revenue Code limitations is the same as would have otherwise been received under the pension-retirement plan. The Company has reserved the right to terminate or amend the equalization plan at any time.

Effective December 1, 1997, the equalization plan was amended to permit participants to receive the actuarial equivalent of their benefit under such plan in a lump sum upon retirement. In accordance with the equalization plan, the Company has contributed to a trust, established between the Company and JPMorgan Chase, amounts in cash intended to be sufficient to provide the benefits to which (1) participants under the equalization plan and (2) retirees covered under certain employment contracts are entitled under the terms of the equalization plan and such employment contracts. None of the named executive officers is covered by the contracts referred to in clause (2) above. Further contributions may be made only to the extent that the funded percentage of the equalization plan after a contribution does not exceed the funded percentage of the pension-retirement plan. The assets of the trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

NONQUALIFIED DEFERRED COMPENSATION

The following table presents information concerning the Company’s deferred compensation program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants).

The information included in the table below reflects elective deferrals, Company matching contributions and dividends credited to the participants’ accounts during 2006 under the rules governing the deferred compensation program. Since deferrals, along with matching contributions, related to the KEIP and the MPIP are settled in the year after they are earned, these amounts differ from those reflected in the Summary Compensation Table, which are based on amounts earned in 2006 but paid in 2007.

Name	Executive Contributions in Last FY(1) ($)	Company Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Balance at Last FYE(4) ($)
Michael T. Dan	$372,954	$335,804	$48,462	$14,917,078
Robert T. Ritter	106,263	113,284	12,242	3,822,413
Frank T. Lennon	189,524	85,391	16,416	5,093,594
Austin F. Reed	82,254	87,275	10,299	3,208,860
James B. Hartough	129,947	47,888	9,614	2,965,411

(1)

Under the deferred compensation program, a participant is permitted to defer up to 50% of his base salary and up to 100% of the cash incentive amount earned by him under the KEIP and the MPIP. A participant is also able to defer amounts in excess of 401(k) limits of up to 5% of salary and KEIP as supplemental savings. The dollar value of the deferred amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. See pages 26 and 27 for a description of the formulas. The following table sets forth the amount of salary and cash incentive awards deferred in 2006 under the deferred compensation program by each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Salary Deferred	Incentive Compensation Deferred(a)	Total	Common Stock Units
Mr. Dan	$146,496	$226,458	$372,954	7,385
Mr. Ritter	65,051	41,212	106,263	2,063
Mr. Lennon	89,755	99,769	189,524	3,742
Mr. Reed	52,985	29,269	82,254	1,591
Mr. Hartough	33,397	96,550	129,947	2,602

(a)	The incentive compensation deferred in 2006 was earned by each executive for 2005.

(2)

Under the deferred compensation program, a participant also receives Company-matching contributions with respect to salary and KEIP awards deferred and supplemental savings plan contributions, which amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. See pages 26 and 27 for a description of the formulas. The following table sets forth the amount of Company-matching contributions made in 2006 with respect to deferrals of salary and KEIP awards and supplemental savings plan contributions for each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Salary Matching Contribution	Key Employees Incentive Plan Matching Contribution	Supplemental Savings Plan Matching Contribution	Total(a)	Common Stock Units
Mr. Dan	$102,785	$178,379	$54,640	$335,804	6,629
Mr. Ritter	45,675	43,389	24,220	113,284	2,198
Mr. Lennon	37,010	28,712	19,669	85,391	1,647
Mr. Reed	37,169	30,337	19,769	87,275	1,686
Mr. Hartough	25,431	12,500	9,957	47,888	913

(a)	These amounts are included within “All Other Compensation” in the Summary Compensation Table.

(3)

Under the deferred compensation program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the deferred compensation program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2006 for the common stock units in each named executive officer’s account and the corresponding number of units representing shares of Brink’s Common Stock credited to his account:

Name	Dividends on Brink’s Common Stock	Common Stock Units
Mr. Dan	$48,462	877
Mr. Ritter	12,242	222
Mr. Lennon	16,416	297
Mr. Reed	10,299	187
Mr. Hartough	9,614	174

(4)

The following table sets forth the composition of the aggregate balance of deferred compensation as of December 31, 2006 for each of the named executive officers. It includes (a) the aggregate contributions made by each of the named executive officers, (b) the aggregate contributions made by the Company on behalf of each of the named executive officers, (c) dividends paid on Brink’s Common Stock for the common stock units in each named executive officer’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock and (d) the aggregate number of units representing shares of Brink’s Common Stock credited to each named executive officer’s account:

Name	Years of Participation	Aggregate Executive Contributions	Aggregate Company Contributions	Dividends and Changes in Market Value	Aggregate Balance(a)	Common Stock Units
Mr. Dan	16	$4,112,345	$2,015,818	$8,788,915	$14,917,078	233,371
Mr. Ritter	9	847,131	598,688	2,376,594	3,822,413	59,800
Mr. Lennon	16	1,434,455	628,703	3,030,436	5,093,594	79,687
Mr. Reed	14	712,359	617,610	1,878,891	3,208,860	50,201
Mr. Hartough	16	843,931	433,069	1,688,411	2,965,411	46,393

(a)	Represents value as of December 31, 2006, including unit allocation on January 2, 2007.

General

The Company’s deferred compensation program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

•	up to 100% of his cash incentive payments awarded under the KEIP (in 10% increments),

•	up to 50% of his base salary (in 5% increments),

•

any or all amounts that are prevented from being deferred, and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code and

•	up to 100% of his cash incentive payments awarded under the MPIP (in 10% increments).

The Company provides matching contributions for deferred KEIP amounts (100% of the first 10% deferred), deferred salary (100% of the first 10% deferred) and supplemental 401(k) Plan contributions (125% of the first 5% of salary and KEIP deferrals less amounts deferred into the Company’s 401(k) Plan).

Amounts deferred under the salary and supplemental savings portion of the deferred compensation program, including Company matching contributions, are converted on the first business day in January following the year in which the deferral was made into common stock units that represent an equivalent number of shares of Brink’s Common Stock. The dollar values are converted in accordance with the formula in the deferred compensation program, which is based on the average of the high and low per share quoted sale prices for Brink’s Common Stock as reported on the New York Stock Exchange Composite Transaction Tape for the year. Dividends paid with respect to the common stock units in a participant’s account are also converted into common stock units using an average market price for Brink’s Common Stock. Effective January 1, 2007, the deferred compensation program was amended so that salary and supplemental savings amounts are converted to units on a monthly basis.

Amounts deferred related to KEIP awards, including Company matching contributions, are converted to common stock units using the average of the high and low per share quoted sales prices for Brink’s Common Stock for December of the year during which the award was earned (e.g., for awards earned during 2006 and paid in 2007, the average market price for December 2006 would be used). Effective January 1, 2007, the deferred compensation program was amended so that amounts paid after 2007 are converted into units based on the average market price for the month preceding the month in which the KEIP awards are paid. Amounts deferred relative to MPIP awards are converted using the average market price for the month in which the MPIP awards are paid. Effective January 1, 2007, the deferred compensation program was amended so that amounts paid after 2007 are converted into units based on the average market price for the month preceding the month in which the MPIP awards are paid.

Distributions

General. The deferred compensation program provides for distributions of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid in lieu of the issuance of fractional shares. However, the value of the shares of Brink’s Common Stock and cash distributed with respect to amounts deferred before January 1, 2007 may not be less than the following:

•	with respect to deferred salary, the amount of salary actually deferred by the participant, including related dividends, but excluding any matching contributions and related dividends; and

•

with respect to deferred cash incentive payments under the KEIP and the MPIP, the amount actually deferred by the participant under such plans, including related dividends, but excluding any matching contributions and related dividends.

This minimum value of the shares of Brink’s Common Stock and cash distributed with respect to deferred incentive payments does not apply to supplemental 401(k) Plan deferrals.

Termination upon Death, Retirement, Disability or Change in Control. Upon the termination of participation as a result of death, normal or early retirement under the Company’s pension plan, total and permanent disability or termination for any reason within three years following a change in control, lump-sum distributions are made under the deferred compensation program (1) upon termination of employment for deferrals and matching contributions and related dividends made through December 31, 2004 and (2) six months after termination of employment for deferrals and matching contributions and related dividends made after December 31, 2004. A participant may elect, however, to receive the shares in up to 10 equal annual installments beginning on the first day of the month following the date of termination with respect to deferrals made through December 31, 2004 and on the last day of the month following the fifth anniversary of the date of termination with respect to deferrals made after December 31, 2004.

Termination Other Than Upon Death, Retirement, Disability or Change in Control. In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant (1) upon termination of employment for deferrals made through December 31, 2004 and (2) six months after termination of employment for deferrals made after December 31, 2004. In addition, the participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months that the participant participated in the deferred compensation program as follows:

Months of Participation	Vested Percentage
Less than 36 months	0%
at least 36 months but less than 48 months	50%
at least 48 months and less than 60 months	75%
60 months or more	100%

All of the named executive officers are fully vested.

Lump-sum distributions of a participant’s common stock units attributable to Company matching contributions and related dividends are made following the third anniversary of the termination of participation.

In-Service Distributions. Generally, a participant may elect to receive a lump-sum distribution or a distribution in up to 10 equal annual installments in respect of all common stock units in the participant’s account for deferrals made through December 31, 2004, other than common stock units attributable to matching incentive contributions, matching salary contributions and related dividends.

DIRECTOR COMPENSATION

The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Roger G. Ackerman	$69,750	$6,267	$101,788	$6,719	$9,245	$193,769
Betty C. Alewine	79,087	2,184	101,788	24,477	41,491	249,027
James R. Barker	77,663	21,865	101,788	0	4,344	205,660
Marc C. Breslawsky	85,250	3,241	101,788	40,678	9,411	240,368
John S. Brinzo	93,674	2,253	101,788	4,293	190	202,198
James L. Broadhead	80,000	21,755	101,788	0	11,665	215,208
Ronald M. Gross(6)	38,375	1,600	204	0	2,956	43,135
Murray D. Martin	75,000	1,057	101,584	2,659	12,867	193,167
Lawrence J. Mosner	85,500	2,114	101,584	6,250	9,562	205,010
Carl S. Sloane	84,413	18,340	101,788	46,305	4,578	255,424
Ronald L. Turner	78,500	1,725	101,788	13,579	50,559	246,151

(1)	Represents fees earned before deferral of any amounts under the directors’ fees deferral plan.

(2)

Represents the amount recognized by the Company in 2006 related to the allocation of units representing shares of Brink’s Common Stock (“DSAP units”) to each non-employee director under the terms of the Company’s Directors’ Stock Accumulation Plan (“DSAP”) and the value of dividends on each director’s DSAP account.

The following table sets forth (a) the number of DSAP units granted to each non-employee director during the year ended December 31, 2006, (b) the aggregate grant date fair value of the DSAP units granted to each non-employee director during the year ended December 31, 2006 and (c) the aggregate number of DSAP units credited to each non-employee director as of December 31, 2006, which includes prior grants and DSAP units credited in respect to cash dividends paid on Brink’s Common Stock:

Name	DSAP Units Granted in 2006	Grant Date Fair Value(a)	Total Stock Awards Held
Mr. Ackerman	360	$20,000	7,579
Mrs. Alewine	360	20,000	5,863
Mr. Barker	360	20,000	8,943
Mr. Breslawsky	360	20,000	6,733
Mr. Brinzo	360	20,000	1,009
Mr. Broadhead	360	20,000	8,429
Mr. Gross	0	0	6,261
Mr. Martin	360	20,000	361
Mr. Mosner	360	20,000	361
Mr. Sloane	360	20,000	7,233
Mr. Turner	360	20,000	2,925
All Non-Employee Directors as a Group (11 persons)	3,600	$200,000	55,697

(a)

The grant date fair value was computed in accordance with FAS 123R based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange Composite Transaction Tape on June 1, 2006, the date of grant.

(3)

The Company granted 4,000 options to each director on July 3, 2006. The value shown represents the dollar amount recognized by the Company for financial reporting purposes with respect to the year ended December 31, 2006 computed in accordance with FAS 123R based on the Black-Scholes option-pricing model and the following assumptions: (a) a weighted average annual dividend yield of 0.45% for Brink’s Common Stock; (b) a weighted average expected volatility of 36%; (c) a weighted average risk-free rate of return of 5.15%; and (d) a weighted average expected term of seven years. The options become exercisable in full on the six month anniversary of the date of grant. The actual value a director may receive depends on market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a director is possible without an appreciation in stock value.

The following table sets forth (a) grant date fair value of the options granted to each non-employee director on July 3, 2006, (b) the aggregate number of options held by each non-employee director as of December 31, 2006 and (c) the weighted average exercise price of the options held by each non-employee director.

Name	Grant Date Fair Value	Total Options Held	Weighted Average Exercise Price of Total Options Outstanding
Mr. Ackerman	$103,267	22,876	$31.16
Mrs. Alewine	103,267	19,102	30.83
Mr. Barker	103,267	4,274	56.95
Mr. Breslawsky	103,267	32,947	28.82
Mr. Brinzo	103,267	6,517	48.64
Mr. Broadhead	103,267	6,791	49.23
Mr. Gross	—	17,876	25.56
Mr. Martin	103,267	4,000	56.52
Mr. Mosner	103,267	4,000	56.52
Mr. Sloane	103,267	32,947	34.11
Mr. Turner	103,267	11,551	38.00
All Non-Employee Directors as a Group (11 persons)		162,881	34.49

(4)

Represents total interest on directors’ fees deferred under the directors’ fees deferral plan. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. For a discussion of the material terms of the deferral plan, see “Directors’ Fees Deferral Plan” below. There is no pension plan for the Company’s Board of Directors.

(5)

Reflects the value of perquisites and other personal benefits provided to the non-employee directors in 2006. For purposes of computing the dollar amounts of the items listed below, the Company used the actual cost of providing the perquisite or other personal benefit to the non-employee director.

Under the Directors’ Charitable Award Program, the Company will contribute $1,100,000 on behalf of each participating director after such director’s death. The Company is the owner and beneficiary of life insurance policies insuring the lives of the participating directors. The proceeds from such policies will fully fund the contributions. Premiums paid in 2006 in respect of such policies covering two directors totaled in aggregate $81,765. The premiums on the life insurance policies for the other seven directors (including Mr. Dan) who participate in the program have been paid in full. In 2003, the Directors’ Charitable Award Program was closed to new participants. Accordingly, Messrs. Brinzo, Hudson, Martin and Mosner, who joined the Board after that date, do not participate. For a discussion of the material terms of the Directors’ Charitable Award Program, see “Directors’ Charitable Award Program” below.

Name	Personal and Spousal Travel and Entertainment(a)	Directors’ Charitable Award Program	Total
Mr. Ackerman	$9,245	$0	$9,245
Mrs. Alewine	4,965	36,526	41,491
Mr. Barker	4,344	0	4,344
Mr. Breslawsky	9,411	0	9,411
Mr. Brinzo	190	—	190
Mr. Broadhead	11,665	0	11,665
Mr. Gross	2,956	0	2,956
Mr. Martin	12,867	—	12,867
Mr. Mosner	9,562	—	9,562
Mr. Sloane	4,578	0	4,578
Mr. Turner	5,320	45,239	50,559

(a)

Payments by the Company for certain of the items included in this column were made in European Union euros. For purposes of this table, the Company converted the amounts denominated in euros into U.S. dollars based on the noon buying rate in New York City on July 17, 2006, which was $1.25 per €1.00.

(6)	Mr. Gross retired from the Board on May 5, 2006.

Non-Employee Directors’ Fees

Each non-employee director is paid an annual retainer fee of $40,000, a fee of $1,750 for attendance at each meeting of the Board and of each committee of the Board on which he or she serves and a fee of $1,750 per day for rendering any special services to the Company at the request of the Chairman of the Board. In addition, each committee chairman receives an additional annual fee of $5,000, except the chairman of the Audit and Ethics Committee, who receives an additional annual fee of $10,000.

Directors’ Fees Deferral Plan

Under the Company’s directors’ fees deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the deferral plan, to receive a distribution in up to 10 equal annual installments.

The following table sets forth the aggregate balance for each participating director under the directors’ fees deferral plan as of December 31, 2006:

Name	Aggregate Balance
Mr. Ackerman	$89,395
Mrs. Alewine	356,515
Mr. Breslawsky	590,231
Mr. Brinzo	85,408
Mr. Martin	77,659
Mr. Mosner	128,434
Mr. Sloane	662,008
Mr. Turner	224,778

Directors’ Stock Accumulation Plan

Under the terms of the Company’s Directors’ Stock Accumulation Plan, each non-employee director receives, as of June 1, an allocation of DSAP units equal to 50% of the annual retainer currently in effect, divided by the average of the high and low per share quoted sale prices of Brink’s Common Stock on the first trading date in June as reported on the New York Stock Exchange Composite Transaction Tape. Additional DSAP units are credited to a participant’s account in respect of cash dividends paid on Brink’s Common Stock based upon the Directors’ Stock Accumulation Plan’s formula for accrual. Also, after an increase in the annual retainer paid to non-employee directors, each non-employee director receives a corresponding supplemental allocation of DSAP units in accordance with the formula specified in the Directors’ Stock Accumulation Plan, which formula requires a supplemental allocation for each participant equal to the number of DSAP units in the participant’s account multiplied by the percentage increase in the annual retainer. The annual retainer did not change during 2006.

Upon a participant’s termination of service, including retirement following a change in control of the Company, and provided that the criteria set forth in the Directors’ Stock Accumulation Plan have been met, including the completion of at least five years of service as a non-employee director and the attainment of age 70, the distribution of shares of Brink’s Common Stock equal to the number of DSAP units allocated to such director’s account generally will be made in a single lump sum distribution; however, a participant may elect, in accordance with the plan, to receive a distribution in up to 10 equal annual installments. The Directors’ Stock Accumulation Plan terminates on May 15, 2014.

Non-Employee Directors’ Stock Option Plan

Under the Non-Employee Directors’ Stock Option Plan, automatic annual grants of options are made to each non-employee director on the first business day of July for 4,000 shares of Brink’s Common Stock with an exercise price equal to the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of grant as reported on the New York Stock Exchange Composite Transaction Tape. Each option granted becomes exercisable six months from the date of grant. Each option granted under the Non-Employee Directors’ Stock Option Plan constitutes a nonqualified stock option under the Internal Revenue Code, and terminates no later than 10 years from the date of grant.

The Non-Employee Directors’ Stock Option Plan provides that, in the event of a merger or share exchange in which the Company does not survive as an independent, publicly owned company or a sale of substantially all of the Company’s assets, the then current value of any outstanding options will be protected by the substitution, on an equitable basis without either a premium or discount, of securities or cash or any combination of securities and cash for such options. The options are nontransferable otherwise than by will or the laws of descent and distribution except that options may be transferable to immediate family members (or trusts therefor) of the director. The Non-Employee Directors’ Stock Option Plan terminates on May 11, 2008.

Directors’ Charitable Award Program

Under the Directors’ Charitable Award Program, the Company will make contributions amounting to $1,100,000 on behalf of each participating director after such director’s death. Of that amount, $100,000 will be donated to one or more tax-exempt organizations designated by the Company, and $1,000,000 will be donated in accordance with the director’s recommendations to eligible educational institutions and charitable organizations. On February 7, 2003, the Board closed the Directors’ Charitable Award Program to new participants. Each of the Company’s directors, except Messrs. Brinzo, Hudson, Martin and Mosner, who each joined the Board after February 7, 2003, currently participates in the Directors’ Charitable Award Program. The Company is the owner and beneficiary of life insurance policies insuring the lives of the participating directors. The proceeds from such policies will fully fund the contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In addition to the general provisions of the Company’s benefit plans, there are three types of contracts which govern payments to the named executive officers in connection with termination or a change in control:

•	An employment agreement with Mr. Dan;

•	Severance agreements with Messrs. Ritter, Lennon, Reed and Hartough; and

•	Change in control agreements with all five of the named executive officers.

The agreements and the Company’s benefit plans have been designed so that payments and benefits are not duplicative. The Company believes that the agreements provide a competitive level of employment security to the named executive officers and encourage them to objectively evaluate the Company’s opportunities without undue concern about any personal repercussions.

The agreements, and benefits available under the agreements, are explained below on pages 32 through 44. Summary tables for each named executive officer are also set forth below on pages 45 through 49.

The following section describes each contract, agreement, plan or arrangement that provides for payments to the named executive officers at, following or in connection with their termination from the Company, including following a change in control of the Company.

Employment Agreement with Mr. Dan

As of May 4, 1998, the Company entered into an employment agreement with Mr. Dan that, as amended as of March 8, 2006, provides him with a minimum annual salary of $1,033,500 for a period ending March 31, 2010, in exchange for his services as President and Chief Executive Officer of the Company. Mr. Dan’s base salary is reviewed at least annually by the Compensation Committee and may be increased based on certain factors, including corporate and individual performances and increases in relevant cost of living indices. Under his employment agreement, Mr. Dan is also entitled to participate in all applicable Company retirement and benefit plans. In addition, while Mr. Dan is employed by the Company, his former wife is entitled to participate in the Company’s group medical plan and, upon his termination, to participate in such plan solely at her expense. Mr. Dan currently pays the premiums for this coverage.

In the event that the Company terminates Mr. Dan for “due cause” or he voluntarily terminates his employment other than for a deemed constructive termination, he generally will receive the salary to which he is entitled under the employment agreement only through the date of his termination. Any rights and benefits that he may have under the Company’s employee benefit plans and programs will be determined in accordance with the terms of such plans and programs.

The employment agreement defines “due cause” as:

•	an act or acts of dishonesty intended to result in substantial personal enrichment at the expense of the Company; or

•

repeated material violations by Mr. Dan of the terms of the employment agreement that are demonstrably willful and deliberate on his part, that are not caused by a disability and that remain uncured within a reasonable time after written notice specifying the nature of the violations.

In the event that the Company terminates Mr. Dan other than for due cause, under his employment agreement, Mr. Dan will be entitled to receive either:

•

if a change in control of the Company has occurred under the change in control agreement described below under “Change in Control Agreements and Severance Agreements”, the payments due to him under the provisions of the change in control agreement; or

•

in all other cases, a lump-sum cash payment equal to (1) his annual salary, as in effect immediately prior to such termination, multiplied by three, plus (2) the bonus, if any, paid to him in respect of the immediately preceding fiscal year, multiplied by three, plus (3) a reasonable sum reflecting the economic equivalent of applicable Company retirement and employment benefit plans, including the pension plans, the 401(k) Plan, the deferred compensation program, the salary continuation plan, financial and tax planning program and the Company’s charitable matching program, for a three-year period starting with his date of termination.

The table below provides information with respect to the compensation payable by the Company to Mr. Dan under his employment agreement and other plans or programs assuming that the Company terminated Mr. Dan’s employment on December 31, 2006 for other than due cause and that a change in control had not occurred as of that date.

Termination of Employment by the Company for Other Than Due Cause
(No Change in Control)

	Salary	Bonus(1)	Economic Equivalent Benefit	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$3,100,500	$9,369,750	$229,434	$6,287,355	$14,917,078	$33,904,117

(1)

This amount includes the effect ($6,000,000) of a special bonus in the amount of $2,000,000 paid to Mr. Dan in connection with the sale of BAX Global Inc. If the Company terminated Mr. Dan’s employment on or after January 1, 2007, this $6,000,000 amount would not be payable to Mr. Dan.

The benefits payable under Mr. Dan’s employment agreement and the change in control agreement are not duplicative. In the event of a conflict between the terms of the two agreements, the terms of the change in control agreement govern.

Mr. Dan’s employment agreement also contains confidentiality and non-competition provisions to which he is subject during and for three years after termination of his employment.

Change in Control Agreements and Severance Agreements

In 1997 and 1998, the Company entered into change in control agreements with Messrs. Dan, Ritter, Lennon, Reed and Hartough. These agreements provide Messrs. Dan, Ritter, Lennon, Reed and Hartough with certain compensation and continued benefits in the event that a “change in control” occurs and they remain employed by the Company or its successor for three years following the change in control. In addition, these agreements provide Messrs. Dan, Ritter, Lennon, Reed and Hartough with certain compensation and benefits in the event that a change in control occurs and either they are terminated by the Company without “cause” or they quit for “good reason” within three years following a change in control.

In 1997 and 1998, the Company also entered into severance agreements with Messrs. Ritter, Lennon, Reed and Hartough that provide that if the executive is terminated by the Company other than for “cause” or he quits for “good reason”, the terminated executive will be entitled to receive the compensation and benefits described below.

The benefits payable under the change in control agreements and severance agreements are not duplicative. In the event of a conflict between the terms of the two agreements, the named executive officer is entitled to receive the compensation and benefits most favorable to him.

The change in control agreements and severance agreements generally define “cause”, “change in control” and “good reason” as follows:

•	“cause” means:

•	an act or acts of dishonesty intended to result in substantial personal enrichment at the expense of the Company; or

•

repeated material violations by the executive of the terms of the applicable agreement that are demonstrably willful and deliberate on the executive’s part and that remain uncured within a reasonable time after written notice to the executive specifying the nature of such violations.

•	a “change in control” will be deemed to have occurred:

•

upon the approval of the Company’s shareholders (or if such approval is not required, the approval of the Board) of (1) any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the shares of Brink’s Common Stock would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of all classes of common stock outstanding (exclusive of shares held by the Company’s affiliates) (referred to as “total voting power”) immediately before the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;

•

when any person, other than the Company, its affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, becomes the beneficial owner, directly or indirectly, of more than 20% of the total voting power; or

•

if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

•	“good reason” means:

•

without the executive’s express written consent and excluding an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the executive, (1) any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities or (2) any failure by the Company to comply with its obligations to provide the executive with the benefits to which he is entitled for continued employment under the applicable agreement;

•

without the executive’s express written consent, the Company’s requiring the executive to work at a location other than that at which he worked immediately before the change in control occurred (in the case of the change in control agreement) or the date of the severance agreement or to travel on Company business to an extent substantially greater than required immediately before the change in control occurred (in the case of the change in control agreement) or the date of the severance agreement;

•	the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement; or

•	any breach by the Company of any other material provision of the applicable agreement.

Change in Control Agreements—Benefits Following a Change in Control if Executive is not Terminated

Salary and Bonus. During the first year of employment following a change in control, the executive will receive annual compensation equal to the sum of (1) a salary not less than the executive’s annualized salary in effect immediately before the date the change in control occurred, plus (2) a bonus not less than the amount of the executive’s highest bonus award under the KEIP or any substitute or successor plan for the last three years preceding the date the change in control occurred. On each anniversary of the date the change in control occurred, the executive’s compensation in effect on such anniversary date will be increased for the remaining period of the executive’s employment by not less than the higher of (1) 5% or (2) 80% of the percentage change in the Consumer Price Index (All Urban Consumers) for the 12-month period ended immediately before the month in which such anniversary date occurs.

Incentive, Savings and Retirement Plans. During the executive’s continued employment, he is entitled to (1) continue to participate in all incentive, savings and retirement plans and programs generally applicable to the Company’s full-time officers or employees, including the pension plans, the 401(k) Plan and the deferred compensation program, or (2) participate in incentive, savings and retirement plans and programs of a successor to the Company that have benefits that are not less favorable to the executive.

Welfare Benefit Plans. During the executive’s continued employment, the executive and/or the executive’s family or beneficiary, as the case may be, is eligible to (1) participate in and will receive all benefits under welfare benefit plans and programs generally applicable to the Company’s full-time officers or employees, including medical, disability, group life, accidental death and travel accident insurance plans and programs, or (2) participate in welfare benefit plans and programs of a successor to the Company that have benefits that are not less favorable to the executive.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough for 2007 under the change in control agreements and other plans or programs assuming that a change in control occurred on December 31, 2006 and that each of these executives continued their employment with the Company until December 31, 2007.

Continued Employment until December 31, 2007
(Following a Change in Control)

Name	Salary	Bonus	Benefits Under Incentive, Savings and Retirement Plans(1)	Benefits under Welfare Benefit Plans	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,033,500	$1,320,000	$349,554	$45,546	$6,287,355	$14,917,078	$23,953,033
Mr. Ritter	463,500	325,000	127,034	30,192	597,424	3,822,413	5,365,563
Mr. Lennon	375,000	240,000	99,141	46,278	3,141,896	5,093,594	8,995,909
Mr. Reed	380,000	250,000	101,025	23,361	1,201,325	3,208,860	5,164,571
Mr. Hartough	260,000	125,000	61,638	18,745	975,832	2,965,411	4,406,626

(1)

Assumes (a) identical matching contributions under the 401(k) Plan and the deferred compensation programs as those paid in the year ended December 31, 2006 and (b) no incremental benefit earned under any pension plan for which benefits were frozen at December 31, 2005.

Change in Control Agreements—Termination Benefits Following a Change in Control

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. If the executive terminates his employment for good reason or the Company terminates the executive’s employment during the three years following the date of the change in control other than for cause, death or incapacity, under the change in control agreement, the executive will receive the compensation and other benefits described below.

•	The Company will make a lump sum cash payment to the executive consisting of the aggregate of the following amounts:

•

the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of his highest annual bonus awarded during the past three years prorated based on the number of days worked in the year of his termination and (3) any compensation previously deferred by the executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1), (2), and (3) is referred to in the tables below as the “Accrued Obligation Payment”); and

•	the amount equal to three times the sum of the executive’s annual base salary and his highest annual bonus awarded during the past three years.

•

For three years after the executive’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company will continue benefits to the executive and/or the executive’s family at least equal to those that would have been provided to them in accordance with benefit plans, programs, practices and policies if the executive’s employment had not been terminated or, if more favorable to the executive, as in effect generally at any time thereafter. However, if the executive becomes reemployed with another employer and is eligible to receive medical benefits under another employer-provided plan, the medical benefits provided by the Company will be secondary to those provided under such other plan during such applicable period of eligibility.

•

The Company will pay in cash, at the request of the executive, the difference between the exercise price and market value with respect to all of the executive’s unexercised stock options granted before the date of termination, whether or not such options are exercisable on the date of such request. Market value means the last closing price for Brink’s Common Stock on the New York Stock Exchange on the executive’s date of termination or, should Brink’s Common Stock cease to be listed on the New York Stock Exchange before the date of termination, on the last date on which Brink’s Common Stock was traded.

•

The Company will provide the executive with reasonable outplacement services for a period of up to one year from the date of termination. The executive is permitted to select the provider of these services.

•

To the extent not already paid or provided, the Company will pay or provide to the executive any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including earned but unpaid stock and similar compensation (such other amounts and benefits are referred to in the tables below as the “Other Benefits”).

Termination for Death or Incapacity. If the executive’s employment is terminated by reason of the executive’s death or incapacity during the three years following the date of the change in control, the change of control agreement will terminate without further obligations to the executive’s legal representatives under the change in control agreement, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the executive, at the executive’s deemed date of termination.

Termination for Cause. If the Company or its successor terminates the executive’s employment for cause during the three years following the date of the change in control, the change in control agreement will terminate without further obligations to the executive other than payment to the executive of (1) the executive’s currently effective annual base salary through the date of termination, (2) the amount of any compensation previously deferred by the executive and any and all amounts matched by the Company and (3) Other Benefits, in each case to the extent not already paid or credited.

Termination for Other Than for Good Reason. If the executive voluntarily terminates employment during the three years following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the executive, other than for the payment of the Accrued Obligation Payment and Other Benefits.

In the event a change in control occurs and the executive’s employment with the Company ends, the terms of the executive’s change in control agreement and severance agreement, or in the case of Mr. Dan, Mr. Dan’s employment agreement, will apply. For information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the scenarios described above, which are covered by these agreements, see the tables included below under “Hypothetical Termination Benefits Following a Change in Control”.

Excise Taxes. If the payments received under the change in control agreement are subject to the excise tax imposed by the Internal Revenue Code on excess parachute payments, the executive generally will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that would have been received if the excise tax had not been imposed.

Severance Agreements

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. If the executive terminates his employment for good reason or the Company terminates the executive’s employment other than for cause, death or incapacity, the executive will receive the compensation and other benefits under the severance agreement described below.

•	The Company will make a lump sum cash payment to the executive (or in stock if provided by a relevant plan) consisting of the aggregate of the following amounts:

•

the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) a portion of his highest annual bonus awarded during the past three years prorated based on the number of days worked in the year of his termination, (3) any compensation previously deferred by the executive and any amounts matched by the Company, whether vested or unvested (together with any accrued interest or earnings thereon), (4) an amount equal to the value of those unvested benefits payable in stock or cash which unvested benefits cannot be the subject of accelerated vesting by reason of the terms of the relevant plans and (5) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) through (5) is referred to in the tables below as the “Accrued Obligation Payment”); and

•	the amount equal to three times the sum of the executive’s annual base salary and his highest annual bonus awarded during the last three years.

•

For three years after the executive’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company will continue benefits to the executive and/or the executive’s family at least equal to those that would have been provided to them in accordance with benefit plans, programs, practices and policies, including medical, disability, group life, accidental death and travel accident insurance plans and programs, if the executive’s employment had not been terminated or, if more favorable to the executive, as in effect generally at any time thereafter. However, if the executive becomes reemployed with another employer and is eligible to receive medical benefits under another employer-provided plan, the medical benefits provided by the Company will be secondary to those provided under such other plan during such applicable period of eligibility.

•

The Company will provide the executive with reasonable outplacement services for a period of up to two years from the date of termination. The executive is permitted to select the provider of these services.

•	All unexercised stock options granted before the date of termination, whether or not such options are exercisable on the date of termination, will become immediately vested and exercisable.

•

The Company, if requested within three years of the date of termination, will arrange for the purchase of the executive’s principal residence and the provision of certain relocation benefits to the executive. (This provision applies only to Messrs. Lennon, Reed and Hartough.)

•

To the extent not already paid or provided, the Company will pay or provide to the executive any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including earned but unpaid stock and similar compensation (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the severance agreements assuming that the executive terminated his employment for good reason or the Company terminated the executive’s employment on December 31, 2006 other than for cause, death or incapacity and that a change in control had not occurred as of that date.

Termination of Employment by Named Executive Officer for Good Reason
or by the Company for Other Than Cause, Death or Incapacity
(No Change in Control)

Name	Accrued Obligation Payment	Payment Based on Annual Salary and Bonus		Continuation of Benefit Plans	Option Acceleration(2)	Other Benefits(3)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$0	$12,470,250	(1)	$229,434	$0	$0	$6,287,355	$14,917,078	$33,904,117
Mr. Ritter	325,000	2,365,500		284,135	1,569,473	0	597,424	3,822,413	8,963,945
Mr. Lennon	240,000	1,845,000		317,603	1,277,807	278,687	3,141,896	5,093,594	12,194,587
Mr. Reed	250,000	1,890,000		252,931	1,277,807	170,770	1,201,325	3,208,860	8,251,693
Mr. Hartough	125,000	1,155,000		186,452	897,810	188,361	975,832	2,965,411	6,493,866

(1)

This amount includes the effect ($6,000,000) of a special bonus in the amount of $2,000,000 paid to Mr. Dan in connection with the sale of BAX Global Inc. If the Company terminated Mr. Dan’s employment on or after January 1, 2007, this $6,000,000 amount would be not be payable to Mr. Dan.

(2)

The effect of accelerating any unvested options at December 31, 2006 is based on the difference between the closing price of the stock at December 31, 2006 and the respective options’ exercise prices. Under the terms of Mr. Dan’s employment agreement, unvested options would not receive accelerated vesting.

(3)	Includes the estimated benefit under the Company’s Senior Executive Relocation Program. Only Messrs. Lennon, Reed and Hartough are covered under this program.

Termination for Death or Incapacity. If the executive’s employment is terminated by reason of the executive’s death or incapacity, the severance agreement will terminate without further obligations to the executive’s legal representatives under the severance agreement, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits for termination, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the severance agreement or, if more favorable to the executive, at the executive’s deemed date of termination.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough or their respective legal representatives under the severance agreements and other plans or programs assuming that the executive’s employment terminated by reason of the executive’s death on December 31, 2006 and that a change in control had not occurred as of that date.

Termination of Employment by Reason of Named Executive Officer’s Death
(No Change in Control)

Name	Accrued Obligation Payment	Present Value of Death Benefits under Welfare Benefit Plans(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit(3)	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$0	$2,416,178	$7,904,322	$4,203,129	$14,917,078	$29,440,707
Mr. Ritter	325,000	1,083,598	2,180,220	367,635	3,822,413	7,778,866
Mr. Lennon	240,000	876,697	1,766,404	1,632,353	5,093,594	9,609,048
Mr. Reed	250,000	888,387	1,766,404	714,623	3,208,860	6,828,274
Mr. Hartough	125,000	607,844	1,264,258	586,116	2,965,411	5,548,629

(1)

The executive’s beneficiary or estate will receive ten equal annual payments totaling three times the executive’s base salary. These amounts reflect the net present value of the payments discounted at 5.75%.

(2)

Includes (a) the prorated portion of any outstanding MPIP award assuming performance through December 31, 2006 and (b) the effect of accelerating any unvested options at December 31, 2006 based on the difference between the closing price of the stock at December 31, 2006 and the respective options’ exercise prices.

Name	MPIP	Acceleration of Unvested Stock Options	Other Benefits
Mr. Dan	$2,442,984	$5,461,338	$7,904,322
Mr. Ritter	610,747	1,569,473	2,180,220
Mr. Lennon	488,597	1,277,807	1,766,404
Mr. Reed	488,597	1,277,807	1,766,404
Mr. Hartough	366,448	897,810	1,264,258

(3)

The Company’s pension plans provide for a joint and survivor benefit to each participant’s spouse. These amounts reflect the actuarial present value of such benefit, assuming the benefit is payable at approximately 50% of the benefit that would have been payable to the participant if he or she were retired.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough or their respective legal representatives under the severance agreements and other plans or programs assuming that the executive’s employment terminated by reason of the executive’s incapacity on December 31, 2006 and that a change in control had not occurred as of that date.

Termination of Employment by Reason of Named Executive Officer’s Incapacity
(No Change in Control)

Name	Accrued Obligation Payment	Present Value of Incapacity Benefits under Welfare Benefit Plans(1)	Other Benefits(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$—	$3,241,514	$6,238,199	$6,287,355	$14,917,078	$30,684,146
Mr. Ritter	325,000	2,623,303	1,763,697	597,424	3,822,413	9,131,837
Mr. Lennon	240,000	3,110	1,454,004	3,141,896	5,093,594	9,932,604
Mr. Reed	250,000	2,432,693	1,454,004	1,201,325	3,208,860	8,546,882
Mr. Hartough	125,000	1,221,876	1,056,013	975,832	2,965,411	6,344,132

(1)

In the event of incapacity, short-term disability payments are payable for the first three months during the disability period. Such payments cover 100% of the executive’s base salary. Thereafter, long-term disability payments are payable until the retirement of the executive (usually at the social security retirement age). Such payments cover 60% of the executive’s base salary and three year average KEIP bonus with a limit of $25,000 per month. Other than for Mr. Dan, the amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Life Insurance and Executive Salary Continuation premiums during the disability period, discounted at 5.75%. Under the terms of Mr. Dan’s employment agreement, disability payments are at 100% of base salary for six months, and then at 50% of base salary until the expiration of his employment agreement. Thereafter, amounts would be provided as previously described.

(2)

Includes (a) the prorated portion of any outstanding MPIP award assuming performance through December 31, 2006 and (b) the effect of exercising all unvested options granted after December 31, 2004 when such options eventually vest (options are not accelerated in the event of Incapacity with no Change in Control) based on the difference between the price of Brink’s Common Stock (assumed to be the closing price at December 31, 2006) and the respective options’ exercise prices.

Name	MPIP	Acceleration of Unvested Stock Options	Other Benefits
Mr. Dan	$2,442,984	$3,795,215	$6,238,199
Mr. Ritter	610,747	1,152,950	1,763,697
Mr. Lennon	488,597	965,407	1,454,004
Mr. Reed	488,597	965,407	1,454,004
Mr. Hartough	366,448	689,565	1,056,013

Termination for Cause. If the Company terminates the executive’s employment for cause, the severance agreement and other plans or programs will terminate without further obligations to the executive other than payment to the executive of (1) the executive’s currently effective annual base salary through the date of termination, (2) the amount of any compensation previously deferred by the executive and any and all amounts matched by the Company and (3) Other Benefits, in each case to the extent not already paid.

The table below provides information with respect to the compensation payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the severance agreements and other plans or programs assuming that the Company terminated the executive’s employment for cause on December 31, 2006 and that a change in control had not occurred as of that date.

Termination of Employment by the Company for Cause
(No Change in Control)

Name	Annual Base Salary Not Previously Paid(1)	Other Benefits	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$0	$0	$6,287,355	$14,917,078	$21,204,433
Mr. Ritter	0	0	597,424	3,822,413	4,419,837
Mr. Lennon	0	0	3,141,896	5,093,594	8,235,490
Mr. Reed	0	0	1,201,325	3,208,860	4,410,185
Mr. Hartough	0	0	975,832	2,965,411	3,941,243

(1)	All Annual Base Salary was paid as of December 31, 2006.

Termination for Other Than for Good Reason. If the executive voluntarily terminates his employment, excluding a termination for good reason, the severance agreement will terminate without further obligations to the executive, other than for the payment of the Accrued Obligation Payment and Other Benefits.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the severance agreements and other plans or programs assuming that the executive voluntarily terminated his employment on December 31, 2006 other than for good reason and that a change in control had not occurred as of that date.

Termination of Employment by Named Executive Officer
for Other Than Good Reason
(No Change in Control)

Name	Accrued Obligation Payment	Other Benefits	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$0	$0	$6,287,355	$14,917,078	$21,204,433
Mr. Ritter	325,000	0	597,424	3,822,413	4,744,837
Mr. Lennon	240,000	0	3,141,896	5,093,594	8,475,490
Mr. Reed	250,000	0	1,201,325	3,208,860	4,660,185
Mr. Hartough	125,000	0	975,832	2,965,411	4,066,243

Retirement. If the executive retires, the severance agreement will terminate without further obligation to the executive, other than for the payment of the Accrued Obligation Payment and Other Benefits.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the severance agreements and other plans or programs assuming that the executive retired from the Company on December 31, 2006 and that a change in control had not occurred as of that date.

Retirement of Named Executive Officer
(No Change in Control)

Name	Accrued Obligation Payment	Other Benefits(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$—	$7,904,322	$7,505,642	$14,917,078	$30,327,042
Mr. Ritter(2)	—	—	—	—	—
Mr. Lennon	240,000	1,766,404	3,141,896	5,093,594	10,241,894
Mr. Reed	250,000	1,766,404	1,398,847	3,208,860	6,624,111
Mr. Hartough	125,000	1,264,258	1,154,601	2,965,411	5,509,270

(1)

For details, see table on page 39. Includes the effect of exercising all unvested options outstanding at December 31, 2006 when such options eventually vest (options are not accelerated in the event of Retirement with no Change in Control) based on the difference between the price of Brink’s Common Stock (assumed to be the closing price at December 31, 2006) and the respective options’ exercise prices.

(2)	Mr. Ritter was not eligible to retire at December 31, 2006.

Excise Taxes. If the payments received under the severance agreement are subject to the excise tax imposed by the Internal Revenue Code on excess parachute payments, the executive generally will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that would otherwise be received in the absence of the excise tax.

Other Terms. The severance agreement is subject to execution by the executive of a customary release and also contains confidentiality provisions to which the executive is subject during and for three years after his employment.

Hypothetical Termination Benefits Following a Change in Control

The tables below provide information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough under the scenarios covered by the change in control agreements, the severance agreements and Mr. Dan’s employment agreement. As noted above, the compensation and other benefits payable under these agreements are not duplicative. In the event of a conflict between the terms of these agreements, the named executive officer is entitled to receive the compensation and benefits most favorable to him. The tables below reflect the compensation and other benefits most favorable to the executive under the agreements.

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough assuming that a change in control occurred on December 31, 2006 and that the executive terminated his employment for good reason or the Company terminated the executive’s employment on that date other than for cause, death or incapacity.

Termination of Employment by Named Executive Officer for Good Reason
or by the Company for Other Than Cause, Death or Incapacity
(Following Change in Control)

Name	Accrued Obligation Payment	Payment Based on Annual Salary and Bonus	Continuation of Benefit Plans	Other Benefits(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,320,000	$7,060,500	$586,547	$14,527,755	$6,287,355	$14,917,078	$44,699,235
Mr. Ritter	325,000	2,365,500	292,135	4,265,433	597,424	3,822,413	11,667,905
Mr. Lennon	240,000	1,845,000	322,936	3,860,298	3,141,896	5,093,594	14,503,724
Mr. Reed	250,000	1,890,000	258,264	3,651,703	1,201,325	3,208,860	10,460,152
Mr. Hartough	125,000	1,155,000	190,852	2,735,664	975,832	2,965,411	8,147,759

(1)

Includes (a) the value of all outstanding MPIP awards deemed to be earned at 150% of the specified target dollar amount, (b) the effect of accelerating any unvested options at December 31, 2006 based on the difference between the closing price of the stock at December 31, 2006 and the respective options’ exercise prices, (c) the effect of applicable tax gross-up payments, and (d) the estimated benefit under the Company’s Senior Executive Relocation Program for Messrs. Lennon, Reed and Hartough.

Name	MPIP	Acceleration of Unvested Stock Options	Tax Gross-Up Payment	Relocation	Other Benefits
Mr. Dan	$4,500,000	$5,461,338	$4,566,417	—	$14,527,755
Mr. Ritter	1,125,000	1,569,473	1,570,960	—	4,265,433
Mr. Lennon	900,000	1,277,807	1,403,804	278,687	3,860,298
Mr. Reed	900,000	1,277,807	1,303,126	170,770	3,651,703
Mr. Hartough	675,000	897,810	974,493	188,361	2,735,664

Termination for Death or Incapacity

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough or their respective legal representatives assuming that a change in control occurred on December 31, 2006 and that the executive’s employment terminated by reason of the executive’s death on that date.

Termination of Employment by Reason of Named Executive Officer’s Death
(Following Change in Control)

Name	Accrued Obligation Payments	Present Value of Death Benefits under Welfare Benefit Plans	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,320,000	$2,416,178	$9,961,338	$4,203,129	$14,917,078	$32,817,723
Mr. Ritter	325,000	1,083,598	2,694,473	367,635	3,822,413	8,293,119
Mr. Lennon	240,000	876,697	2,177,807	1,632,353	5,093,594	10,020,451
Mr. Reed	250,000	888,387	2,177,807	714,623	3,208,860	7,239,677
Mr. Hartough	125,000	607,844	1,572,810	586,116	2,965,411	5,857,181

(1)

Includes (a) the effect of all outstanding MPIP awards deemed to be earned at 150% of the specified target dollar amount and (b) the effect of accelerating any unvested options at December 31, 2006 based on the difference between the closing price of the stock at December 31, 2006 and the respective options’ exercise prices.

Name	MPIP	Acceleration of Unvested Stock Options	Earn Out of Open Long Term Awards
Mr. Dan	$4,500,000	$5,461,338	$9,961,338
Mr. Ritter	1,125,000	1,569,473	2,694,473
Mr. Lennon	900,000	1,277,807	2,177,807
Mr. Reed	900,000	1,277,807	2,177,807
Mr. Hartough	675,000	897,810	1,572,810

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough or their respective legal representatives assuming that a change in control occurred on December 31, 2006 and that executive’s employment terminated by reason of the executive’s incapacity on that date.

Termination of Employment by Reason of Named Executive Officer’s Incapacity
(Following Change in Control)

Name	Accrued Obligation Payment	Present Value of Incapacity Benefits under Welfare Benefit Plans	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,320,000	$2,527,912	$9,961,338	$6,287,355	$14,917,078	$35,013,683
Mr. Ritter	325,000	2,623,303	2,694,473	597,424	3,822,413	10,062,613
Mr. Lennon	240,000	3,110	2,177,807	3,141,896	5,093,594	10,656,407
Mr. Reed	250,000	2,432,693	2,177,807	1,201,325	3,208,860	9,270,685
Mr. Hartough	125,000	1,221,876	1,572,810	975,832	2,965,411	6,860,929

(1)	See table above for details.

Termination for Cause

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough assuming that a change in control occurred on December 31, 2006 and that the Company terminated the executive’s employment for cause on that date.

Termination of Employment by the Company for Cause
(Following Change in Control)

Name	Annual Base Salary Not Previously Paid(1)	Earn Out of Open Long Term Awards(2)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$0	$9,961,338	$6,287,355	$14,917,078	$31,165,771
Mr. Ritter	0	2,694,473	597,424	3,822,413	7,114,310
Mr. Lennon	0	2,177,807	3,141,896	5,093,594	10,413,297
Mr. Reed	0	2,177,807	1,201,325	3,208,860	6,587,992
Mr. Hartough	0	1,572,810	975,832	2,965,411	5,514,053

(1)	All Annual Base Salary was paid as of December 31, 2006.

(2)	See table on page 42 for details.

Termination for Other Than for Good Reason

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough assuming that a change in control occurred on December 31, 2006 and that the executive voluntarily terminated his employment on that date other than for good reason.

Termination of Employment by Named Executive Officer for
Other Than Good Reason
(Following Change in Control)

Name	Accrued Obligation Payments	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,320,000	$9,961,338	$6,287,355	$14,917,078	$32,485,771
Mr. Ritter	325,000	2,694,473	597,424	3,822,413	7,439,310
Mr. Lennon	240,000	2,177,807	3,141,896	5,093,594	10,653,297
Mr. Reed	250,000	2,177,807	1,201,325	3,208,860	6,837,992
Mr. Hartough	125,000	1,572,810	975,832	2,965,411	5,639,053

(1)	See table on page 42 for details.

The table below provides information with respect to the compensation and other benefits payable by the Company to Messrs. Dan, Ritter, Lennon, Reed and Hartough assuming that a change in control occurred on December 31, 2006 and that the executive retired from the Company on that date.

Retirement of Named Executive Officer
(Following Change in Control)

Name	Accrued Obligation Payment	Earn Out of Open Long Term Awards(1)	Present Value of Accumulated Pension Benefit	Aggregate Balance of Nonqualified Deferred Compensation	Total
Mr. Dan	$1,320,000	$9,961,338	$7,505,642	$14,917,078	$33,704,058
Mr. Ritter	—	—	—	—	—
Mr. Lennon	240,000	2,177,807	3,141,896	5,093,594	10,653,297
Mr. Reed	250,000	2,177,807	1,398,847	3,208,860	7,035,514
Mr. Hartough	125,000	1,572,810	1,154,601	2,965,411	5,817,822

(1)	See table on page 42 for details.

Summary Tables by Named Executive Officer

The following five pages contain summary tables showing the payments and benefits available to each named executive officer upon termination, both with and without a change in control, as described in pages 32 to 44.

Payments Upon Termination
as of December 31, 2006
Michael T. Dan

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)
Deferred Compensation	$14,917,078	$14,917,078	$14,917,078	$14,917,078	$14,917,078	$14,917,078	$14,917,078	$14,917,078	$14,917,078	$14,917,078	$14,917,078	$14,917,078
Present Value of Accumulated Pension Benefit	6,287,355	6,287,355	4,203,129	6,287,355	7,505,642	6,287,355	6,287,355	6,287,355	4,203,129	6,287,355	7,505,642	6,287,355

Already Earned	21,204,433	21,204,433	19,120,207	21,204,433	22,422,720	21,204,433	21,204,433	21,204,433	19,120,207	21,204,433	22,422,720	21,204,433
Accrued Obligation Payment	—	—	—	—	—	—	—	1,320,000	1,320,000	1,320,000	1,320,000	1,320,000
Salary and Bonus	—	—	—	—	—	12,470,250	—	—	—	—	—	7,060,500
Continuation of Benefits	—	—	—	—	—	229,434	—	—	—	—	—	586,547
Present Value of Death Benefits	—	—	2,416,178	—	—	—	—	—	2,416,178	—	—	—
Present Value of Incapacity Benefits	—	—	—	3,241,514	—	—	—	—	—	2,527,912	—	—
Option Acceleration	—	—	5,461,338	3,795,215	5,461,338	—	5,461,338	5,461,338	5,461,338	5,461,338	5,461,338	5,461,338
MPIP Payout	—	—	2,442,984	2,442,984	2,442,984	—	4,500,000	4,500,000	4,500,000	4,500,000	4,500,000	4,500,000
Excise Taxes	—	—	—	—	—	—	—	—	—	—	—	4,566,417
All Other	—	—	—	—	—	—	—	—	—	—	—	—

Total	$21,204,433	$21,204,433	$29,440,707	$30,684,146	$30,327,042	$33,904,117	$31,165,771	$32,485,771	$32,817,723	$35,013,683	$33,704,058	$44,699,235

(1)	Termination without cause by the Company or termination for good reason by the named executive officer.

Payments Upon Termination
as of December 31, 2006
Robert T. Ritter

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)
Deferred Compensation	$3,822,413	$3,822,413	$3,822,413	$3,822,413	$—	$3,822,413	$3,822,413	$3,822,413	$3,822,413	$3,822,413	$—	$3,822,413
Present Value of Accumulated Pension Benefit	597,424	597,424	367,635	597,424	—	597,424	597,424	597,424	367,635	597,424	—	$597,424

Already Earned	4,419,837	4,419,837	4,190,048	4,419,837	—	4,419,837	4,419,837	4,419,837	4,190,048	4,419,837	—	4,419,837
Accrued Obligation Payment	—	325,000	325,000	325,000	—	325,000	—	325,000	325,000	325,000	—	325,000
Salary and Bonus	—	—	—	—	—	2,365,500	—	—	—	—	—	2,365,500
Continuation of Benefits	—	—	—	—	—	284,135	—	—	—	—	—	292,135
Present Value of Death Benefits	—	—	1,083,598	—	—	—	—	—	1,083,598	—	—	—
Present Value of Incapacity Benefits	—	—	—	2,623,303	—	—	—	—	—	2,623,303	—	—
Option Acceleration	—	—	1,569,473	1,152,950	—	1,569,473	1,569,473	1,569,473	1,569,473	1,569,473	—	1,569,473
MPIP Payout	—	—	610,747	610,747	—	—	1,125,000	1,125,000	1,125,000	1,125,000	—	1,125,000
Excise Taxes	—	—	—	—	—	—	—	—	—	—	—	1,570,960
All Other	—	—	—	—	—	—	—	—	—	—	—	—

Total	$4,419,837	$4,744,837	$7,778,866	$9,131,837	$—	$8,963,945	$7,114,310	$7,439,310	$8,293,119	$10,062,613	$—	$11,667,905

(1)	Termination without cause by the Company or termination for good reason by the named executive officer.

Payments Upon Termination
as of December 31, 2006
Frank T. Lennon

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)
Deferred Compensation	$5,093,594	$5,093,594	$5,093,594	$5,093,594	$5,093,594	$5,093,594	$5,093,594	$5,093,594	$5,093,594	$5,093,594	$5,093,594	$5,093,594
Present Value of Accumulated Pension Benefit	3,141,896	3,141,896	1,632,353	3,141,896	3,141,896	3,141,896	3,141,896	3,141,896	1,632,353	3,141,896	3,141,896	3,141,896

Already Earned	8,235,490	8,235,490	6,725,947	8,235,490	8,235,490	8,235,490	8,235,490	8,235,490	6,725,947	8,235,490	8,235,490	8,235,490
Accrued Obligation Payment	—	240,000	240,000	240,000	240,000	240,000	—	240,000	240,000	240,000	240,000	240,000
Salary and Bonus	—	—	—	—	—	1,845,000	—	—	—	—	—	1,845,000
Continuation of Benefits	—	—	—	—	—	317,603	—	—	—	—	—	322,936
Present Value of Death Benefits	—	—	876,697	—	—	—	—	—	876,697	—	—	—
Present Value of Incapacity Benefits	—	—	—	3,110	—	—	—	—	—	3,110	—	—
Option Acceleration	—	—	1,277,807	965,407	1,277,807	1,277,807	1,277,807	1,277,807	1,277,807	1,277,807	1,277,807	1,277,807
MPIP Payout	—	—	488,597	488,597	488,597	—	900,000	900,000	900,000	900,000	900,000	900,000
Excise Taxes	—	—	—	—	—	—	—	—	—	—	—	1,403,804
All Other	—	—	—	—	—	278,687	—	—	—	—	—	278,687

Total	$8,235,490	$8,475,490	$9,609,048	$9,932,604	$10,241,894	$12,194,587	$10,413,297	$10,653,297	$10,020,451	$10,656,407	$10,653,297	$14,503,724

(1)	Termination without cause by the Company or termination for good reason by the named executive officer.

Payments Upon Termination
as of December 31, 2006
Austin F. Reed

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)
Deferred Compensation	$3,208,860	$3,208,860	$3,208,860	$3,208,860	$3,208,860	$3,208,860	$3,208,860	$3,208,860	$3,208,860	$3,208,860	$3,208,860	$3,208,860
Present Value of Accumulated Pension Benefit	1,201,325	1,201,325	714,623	1,201,325	1,398,847	1,201,325	1,201,325	1,201,325	714,623	1,201,325	1,398,847	1,201,325

Already Earned	4,410,185	4,410,185	3,923,483	4,410,185	4,607,707	4,410,185	4,410,185	4,410,185	3,923,483	4,410,185	4,607,707	4,410,185
Accrued Obligation Payment	—	250,000	250,000	250,000	250,000	250,000	—	250,000	250,000	250,000	250,000	250,000
Salary and Bonus	—	—	—	—	—	1,890,000	—	—	—	—	—	1,890,000
Continuation of Benefits	—	—	—	—	—	252,931	—	—	—	—	—	258,264
Present Value of Death Benefits	—	—	888,387	—	—	—	—	—	888,387	—	—	—
Present Value of Incapacity Benefits	—	—	—	2,432,693	—	—	—	—	—	2,432,693	—	—
Option Acceleration	—	—	1,277,807	965,407	1,277,807	1,277,807	1,277,807	1,277,807	1,277,807	1,277,807	1,277,807	1,277,807
MPIP Payout	—	—	488,597	488,597	488,597	—	900,000	900,000	900,000	900,000	900,000	900,000
Excise Taxes	—	—	—	—	—	—	—	—	—	—	—	1,303,126
All Other	—	—	—	—	—	170,770	—	—	—	—	—	170,770

Total	$4,410,185	$4,660,185	$6,828,274	$8,546,882	$6,624,111	$8,251,693	$6,587,992	$6,837,992	$7,239,677	$9,270,685	$7,035,514	$10,460,152

(1)	Termination without cause by the Company or termination for good reason by the named executive officer.

Payments Upon Termination
as of December 31, 2006
James B. Hartough

	Termination Without Change in Control						Termination Following Change in Control
	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)	Cause	Voluntary	Death	Incapacity	Retirement	Without Cause or for Good Reason(1)
Deferred Compensation	$2,965,411	$2,965,411	$2,965,411	$2,965,411	$2,965,411	$2,965,411	$2,965,411	$2,965,411	$2,965,411	$2,965,411	$2,965,411	$2,965,411
Present Value of Accumulated Pension Benefit	975,832	975,832	586,116	975,832	1,154,601	975,832	975,832	975,832	586,116	975,832	1,154,601	975,832

Already Earned	3,941,243	3,941,243	3,551,527	3,941,243	4,120,012	3,941,243	3,941,243	3,941,243	3,551,527	3,941,243	4,120,012	3,941,243
Accrued Obligation Payment	—	125,000	125,000	125,000	125,000	125,000	—	125,000	125,000	125,000	125,000	125,000
Salary and Bonus	—	—	—	—	—	1,155,000	—	—	—	—	—	1,155,000
Continuation of Benefits	—	—	—	—	—	186,452	—	—	—	—	—	190,852
Present Value of Death Benefits	—	—	607,844	—	—	—	—	—	607,844	—	—	—
Present Value of Incapacity Benefits	—	—	—	1,221,876	—	—	—	—	—	1,221,876	—	—
Option Acceleration	—	—	897,810	689,565	897,810	897,810	897,810	897,810	897,810	897,810	897,810	897,810
MPIP Payout	—	—	366,448	366,448	366,448	—	675,000	675,000	675,000	675,000	675,000	675,000
Excise Taxes	—	—	—	—	—	—	—	—	—	—	—	974,493
All Other	—	—	—	—	—	188,361	—	—	—	—	—	188,361

Total	$3,941,243	$4,066,243	$5,548,629	$6,344,132	$5,509,270	$6,493,866	$5,514,053	$5,639,053	$5,857,181	$6,860,929	$5,817,822	$8,147,759

(1)	Termination without cause by the Company or termination for good reason by the named executive officer.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders	2,130,004	$36.77	4,176,115
Equity compensation plans not approved by security holders	—	—	—

Total	2,130,004	$36.77	4,176,115

(1)

The deferred compensation program, as approved by shareholders, has no limit as to the number of securities available for issuance. The Directors’ Stock Accumulation Plan, as approved by shareholders, had 87,989 shares available for issuance as of December 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2006, its officers, directors and greater-than-10% beneficial owners were in compliance with all applicable filing requirements.

Report of Audit and Ethics Committee

In connection with the Audit Committee’s responsibilities set forth in its charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with management and KPMG LLP (“KPMG”), the Company’s independent auditors;

•

Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding required communication by external auditors with audit committees; and

•

Received the written disclosures and the letter from KPMG regarding KPMG’s independence as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

John S. Brinzo, Chairman
Marc C. Breslawsky
Murray D. Martin
Lawrence J. Mosner

PROPOSALS OF THE BOARD

The following proposals are expected to be presented to the meeting. Holders of Brink’s Common Stock will have one vote per share.

Proposal No. 1—Election of Directors: in order to be elected, nominees for director must receive a plurality of the votes cast by those present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and shares held by a broker in “street name” (“Brokers’ Shares”) that are not voted on Proposal No. 1 will not be included in determining the number of votes cast.

Proposal No. 2—Approval of the Selection of an Independent Registered Public Accounting Firm: in order for the proposal to pass, it must receive more votes cast in favor of such proposal by holders of the shares present in person or represented by proxy at the meeting and entitled to vote thereon than votes cast in opposition to such proposal by such holders. Abstentions and Brokers’ Shares that are not voted on Proposal No. 2 will not be counted in determining the number of votes cast.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s charter and bylaws, the Board of Directors is divided into three classes, with the term of office of one of the three classes of directors expiring each year and with each class being elected for a three-year term.

The Corporate Governance Committee has recommended to the Board of Directors, and the Board of Directors has approved, the following nominees for election as directors: Mr. Barker for a two- year term expiring in 2009 and Messrs. Hudson, Martin, Smart and Turner, each for a three-year term expiring in 2010. Messrs. Barker, Hudson, Martin and Turner presently serve as directors. Notwithstanding the Company’s corporate governance policy regarding director retirement age, Mr. Barker has been nominated by the Board of Directors, in its good faith business judgment, to serve until 2009.

The Board of Directors has no reason to believe that any of the nominees are not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Set forth below is information concerning the age, principal occupation and employment during the past five years, other directorships and positions with the Company of each nominee and director, the year in which he or she first became a director of the Company and his or her term of office as a director.

NOMINEE FOR ELECTION AS DIRECTOR FOR A TWO-YEAR TERM EXPIRING IN 2009
(4), (5), (6)

JAMES R. BARKER, 71, is Chairman of The Interlake Steamship Co., vessel owners and operators of self unloaders, a position he has held since 1987. He is also Chairman of New England Fast Ferry Company, LLC, ferry owners and operators, Vice Chairman of Mormac Marine Group, Inc., a vessel operating company, and Vice Chairman of Moran Towing Corporation, tug and barge owners and operators. He is a director of Verizon Communications Inc. Mr. Barker has been a director of the Company since 1993.

NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2010
(4), (5), (6)

THOMAS R. HUDSON JR., 41, is the Managing Member of Pirate Capital LLC, which he founded in 2002. From 1999 to 2001, Mr. Hudson served as a Managing Director at Amroc Investments, LLC, an investment firm specializing in the distressed debt area, where he directed all distressed research and managed the bank loan trading desk. From 1997 to 1999, he served as a Vice President and Portfolio Manager at Goldman, Sachs & Co., a brokerage firm, and was responsible for investing and trading a $500 million portfolio of distressed, domestic and international private assets. From 1993 to 1997, he served as a Vice President and Portfolio Manager at Merrill, Lynch, Pierce, Fenner & Smith Incorporated, a brokerage firm, and was responsible for investing and trading a $200 million portfolio of distressed, domestic, private assets. Mr. Hudson also served as Chairman of the Loan Syndications and Trading Association’s Distressed Debt Committee from 1996 to 1999. Currently, Mr. Hudson sits on the boards of PW Eagle, Inc., The Pep Boys—Manny, Moe & Jack, The Allied Defense Group, Inc. and the Centurion Foundation. Mr. Hudson has been a director of the Company since 2007.

(1), (4), (6)

MURRAY D. MARTIN, 59, is the President and Chief Operating Officer of Pitney Bowes Inc., a provider of integrated mailstream management solutions, and has held that position since October 2004. From January 2001 to October 2004, Mr. Martin served as Executive Vice President and Group President of Global Mailstream Solutions, a division of Pitney Bowes Inc. From January 1998 to January 2001, he was President of Pitney Bowes International. Mr. Martin has been a director of the Company since 2005.

TIMOTHY SMART, 49, is President of BT Global Services UK, a provider of networked information technology services to large businesses and government organizations. Mr. Smart joined BT Global Services UK in 1989 and, prior to becoming President of BT Global Services UK in 2005, he was Chief Executive Officer of BT Syntegra from 2003 until June 2005 and President of BT Global Sales and Products from 2001 until 2003.

(2), (3), (4)

RONALD L. TURNER, 60, is the retired Chairman, President and Chief Executive Officer of Ceridian Corporation, an information services company that provides outsourcing services to the human resources, transportation and retail markets, and operates in the U.S., Canada and Europe. Mr. Turner served as Chairman, President and Chief Executive Officer of Ceridian Corporation from January 2000 until his retirement in October 2006; Chief Operating Officer from April 1998 to January 2000; and Executive Vice President of Operations from March 1997 to April 1998. Mr. Turner has been a director of the Company since 2002.

CONTINUING DIRECTORS
(2), (4), (5)

ROGER G. ACKERMAN, 68, is the retired Chairman and Chief Executive Officer of Corning Incorporated, a company engaged in specialty glass, ceramics and communications. He retired as Chairman of the Board of Corning Incorporated in June 2001. From 1996 through 2000, Mr. Ackerman served as Chief Executive Officer of Corning Incorporated, prior to which he served as President and Chief Operating Officer from 1992 to 1996. He is a director of Massachusetts Mutual Life Insurance Company. Mr. Ackerman has been a director of the Company since 1991. His current term as a director of the Company expires in 2009.

(3), (4), (5)

BETTY C. ALEWINE, 58, is the retired President and Chief Executive Officer of COMSAT Corporation, a provider of global satellite services and digital networking services and technology. Mrs. Alewine served as President and Chief Executive Officer of COMSAT from 1996 until August 2000, when the company was acquired by Lockheed Martin Corporation. She served as President of COMSAT’s largest operating unit from 1994 to 1996. She is a director of New York Life Insurance Company and Rockwell Automation, Inc. Mrs. Alewine has been a director of the Company since 2000. Her current term as a director of the Company expires in 2009.

(1), (3), (4)

MARC C. BRESLAWSKY, 64, is the retired Chairman and Chief Executive Officer of Imagistics International Inc., a company engaged in direct sales, service and marketing of enterprise office imaging and document solutions. Mr. Breslawsky served as Chairman and Chief Executive Officer of Imagistics International Inc. from 2001 until 2005, when the company was acquired by Océ N.V. From 1996 to 2001, he was President and Chief Operating Officer of Pitney Bowes Inc., and Vice Chairman from 1994 to 1996. He is a director of Océ-USA Holding Inc., The United Illuminating Company and C.R. Bard, Inc. Mr. Breslawsky has been a director of the Company since 1999. His current term as a director of the Company expires in 2008.

(1), (4), (5)

JOHN S. BRINZO, 65, is Chairman of Cleveland-Cliffs Inc, a supplier of iron ore products to the steel industry in North America, China and Europe. Prior to his current position, Mr. Brinzo served as Chairman and Chief Executive Officer of Cleveland-Cliffs Inc from June 2005 through August 2006; Chairman, President and Chief Executive Officer from July 2003 through May 2005; Chairman and Chief Executive Officer from January 2000 through June 2003; and President and Chief Executive Officer from November 1997 through December 1999. He is a director of Cleveland-Cliffs Inc, Alpha Natural Resources, Inc. and AK Steel Holding Corporation. Mr. Brinzo has been a director of the Company since 2004. His current term as a director of the Company expires in 2008.

(4)

MICHAEL T. DAN, 56, is Chairman of the Board, President and Chief Executive Officer of the Company. Prior to his election as President and Chief Executive Officer of the Company in February 1998, he served as President and Chief Executive Officer of Brink’s, Incorporated beginning in 1993. He is a director of Principal Financial Group, Inc. and Principal Life Insurance Company. Mr. Dan has been a director of the Company since 1998. His current term as a director of the Company expires in 2008.

(1), (4), (6)

LAWRENCE J. MOSNER, 65, is the retired Chairman and Chief Executive Officer of Deluxe Corporation, a company that helps financial institutions and small businesses better manage, promote, and grow their businesses. Mr. Mosner served as Chairman and Chief Executive Officer of Deluxe Corporation from 2000 until his retirement in November 2005. Mr. Mosner has been a director of the Company since 2005. His current term as a director of the Company expires in 2008.

(2), (4), (6)

CARL S. SLOANE, 70, is a private consultant and the Ernest L. Arbuckle Professor of Business Administration, Emeritus at Harvard University, Graduate School of Business Administration. From 1991 to 2000, he served as the Ernest L. Arbuckle Professor of Business Administration at Harvard University, Graduate School of Business Administration. He is a director of Rayonier Inc. Mr. Sloane has been a director of the Company since 1998. His current term as a director of the Company expires in 2009.

(1)	Audit and Ethics Committee

(2)	Compensation and Benefits Committee

(3)	Corporate Governance, Nominating and Management Development Committee

(4)	Executive Committee

(5)	Finance and Pension Committee

(6)	Strategy Committee

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
FOR ALL NOMINEES FOR ELECTION AS DIRECTORS.

Stock Ownership

Based in part on information furnished by each nominee, director and executive officer named in the Summary Compensation Table, the number of shares of Brink’s Common Stock beneficially owned by them at January 31, 2007 (other than Mr. Hudson, whose beneficial ownership is as of February 14, 2007, and Mr. Smart, whose beneficial ownership is as of February 18, 2007), was as follows:

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)		Percent of Class*
Mr. Ackerman	37,487	(b)	*
Mrs. Alewine	24,965	(b)	*
Mr. Barker	14,899	(b)	*
Mr. Breslawsky	39,680	(b)	*
Mr. Brinzo	7,526	(b)	*
Mr. Broadhead	18,304	(b)	*
Mr. Dan	769,029	(c)	1.59%
Mr. Hartough	92,228	(c)	*
Mr. Hudson	4,186,230	(d)	8.63%
Mr. Lennon	136,051	(c)(e)	*
Mr. Martin	4,361	(b)	*
Mr. Mosner	4,361	(b)	*
Mr. Reed	102,959	(c)(f)	*
Mr. Ritter	163,265	(c)	*
Mr. Sloane	42,762	(b)	*
Mr. Smart	0		*
Mr. Turner	14,476	(b)	*
17 nominees, directors and executive officers as a group	5,658,583		11.67%

*

Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares of Brink’s Common Stock. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.

(a)	Includes shares of Brink’s Common Stock which could be acquired within 60 days after January 31, 2007, upon the exercise of options granted pursuant to the Company’s stock option plans, as follows:

Mr. Ackerman	22,876
Mrs. Alewine	19,102
Mr. Barker	4,274
Mr. Brinzo	6,517
Mr. Broadhead	6,791
Mr. Dan	422,001
Mr. Hartough	39,668
Mr. Ritter	81,667
Mr. Turner	11,551
Each of Messrs. Breslawsky and Sloane	32,947
Each of Messrs. Lennon and Reed	38,333
Each of Messrs. Martin and Mosner	4,000
All nominees, directors and executive officers as a group (17 persons)	765,007

(b)

Includes units representing shares of Brink’s Common Stock, rounded to the nearest whole unit, credited to each non-employee director’s account under the Directors’ Stock Accumulation Plan on or prior to January 31, 2007, as follows:

Mr. Ackerman	7,579
Mrs. Alewine	5,863
Mr. Barker	8,943
Mr. Breslawsky	6,733
Mr. Brinzo	1,009
Mr. Broadhead	8,429
Mr. Sloane	7,233
Mr. Turner	2,925
Each of Messrs. Martin and Mosner	361

(c)

Includes units representing shares of Brink’s Common Stock, rounded to the nearest whole unit, credited to respective accounts under the deferred compensation program on or prior to January 31, 2007, as follows:

Mr. Dan	233,371
Mr. Ritter	59,800
Mr. Lennon	79,687
Mr. Reed	50,201
Mr. Hartough	46,393

(d)

Based solely on Amendment No. 6 to a report on Schedule 13D, dated February 14, 2007, filed with the SEC on February 15, 2007 by Pirate Capital LLC (“Pirate”), a Delaware limited liability company engaged primarily in the business of providing investment management services to investment partnerships and other entities, on behalf of itself and Thomas R. Hudson Jr. (“Hudson”), an individual who is the sole owner and Managing Member of Pirate, each of Pirate and Hudson is deemed to be the beneficial owner of the shares of Brink’s Common Stock held by Jolly Roger Fund LP, Jolly Roger Offshore Fund Ltd and Jolly Roger Activist Portfolio Company Ltd and as such Pirate and Hudson had sole voting power over no shares of Brink’s Common Stock, shared voting power over 4,186,230 shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over 4,186,230 shares of Brink’s Common Stock.

(e)	Includes 13,737 shares of Brink’s Common Stock held jointly by Mr. Lennon with his wife.

(f)	Includes 9,354 shares of Brink’s Common Stock held jointly by Mr. Reed with his wife.

The following table sets forth the only persons known to the Company to be deemed beneficial owners of more than five percent of the outstanding Brink’s Common Stock as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
FMR Corp.
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	4,117,765(a)	8.49%(a)
MMI Investments, L.P.
MCM Capital Management, LLC 1370 Avenue of the Americas New York, NY 10019	4,008,000(b)	8.30%(b)
Pirate Capital LLC
Thomas R. Hudson Jr. 200 Connecticut Avenue, 4th Floor Norwalk, CT 06854	4,186,230(c)	8.50%(c)
Steel Partners II, L.P.
Steel Partners, L.L.C.
Warren G. Lichtenstein 590 Madison Avenue, 32nd Floor New York, NY 10022	3,884,200(d)	8.00%(d)
The Brink’s Company Employee Benefits Trust c/o JPMorgan Chase Bank, N.A., as Directed Trustee of the The Brink’s Company Employee Benefits Trust 1111 Polaris Parkway Columbus, OH 43240	3,274,425(e)	6.75%(e)

(a)

Based solely on a report on Schedule 13G, dated December 31, 2006, filed with the SEC on February 14, 2007 by FMR Corp., a parent holding company in accordance with Section 240.13d-1(b)(ii)(G) of the Exchange Act, and Edward C. Johnson 3d, Chairman of FMR Corp. (“Johnson”), FMR Corp. had sole voting power over 212,958 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 4,117,765 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock and Johnson had sole voting power over no shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 4,117,765 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(b)

Based solely on Amendment No. 4 to a report on Schedule 13D, dated December 15, 2006, filed with the SEC on December 18, 2006 by MMI Investments, L.P. (“MMI”), a Delaware limited partnership engaged primarily in the business of investing in publicly traded securities, on behalf of itself and MCM Capital Management, LLC (“MCM”), a Delaware limited liability company that is the sole general partner of MMI and whose principal business is investing in publicly traded securities, MMI and MCM had sole voting power over 4,008,000 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 4,008,000 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(c)

Based solely on Amendment No. 6 to a report on Schedule 13D, dated February 14, 2007, filed with the SEC on February 15, 2007 by Pirate and Hudson, each of Pirate and Hudson is deemed to be the beneficial owner of the shares of Brink’s Common Stock held by Jolly Roger Fund LP, Jolly Roger Offshore Fund Ltd and Jolly Roger Activist Portfolio Company Ltd and as such Pirate and Hudson had sole voting power over no shares of Brink’s Common Stock, shared voting power over 4,186,230 shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over 4,186,230 shares of Brink’s Common Stock.

(d)

Based solely on Amendment No. 1 to a report on Schedule 13D, dated November 2, 2006, filed with the SEC on November 6, 2006 by Steel Partners II, L.P. (“Steel LP”), a Delaware limited partnership engaged primarily in the business of investing in the securities of small cap companies, on behalf of itself and Steel Partners, L.L.C. (“Steel LLC”), a Delaware limited liability company whose principal business is acting as the general partner of Steel LP, and Warren G. Lichtenstein (“Lichtenstein”), an individual whose principal business is investing in the securities of small cap companies, Steel LP, Steel LLC and Lichtenstein had sole voting power over 3,884,200 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,884,200 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(e)

Based on a report on Schedule 13G, dated December 31, 2006, filed with the SEC on February 13, 2007 by JPMorgan Chase Bank, N.A., as Directed Trustee for The Brink’s Company Employee Benefits Trust (the “Trust”), the Trust had sole voting power over no shares of Brink’s Common Stock, shared voting power over 3,274,425 shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over 3,274,425 shares of Brink’s Common Stock.

PROPOSAL NO. 2—APPROVAL OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has, subject to shareholder approval, selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and recommends approval of such selection by the shareholders. KPMG served in this capacity for the year 2006. One or more representatives of KPMG are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Paid to KPMG

The following table lists fees billed by KPMG for services rendered in fiscal years 2005 and 2006.

	2006	2005
	(In thousands)
Audit Fees	$6,139	$9,937
Audit-Related Fees	156	209
Tax Fees	391	651
All Other Fees	4	9

Total Fees	$6,690	$10,806

Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of management’s assessment of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above, including assistance with applications for grants and incentives.

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by KPMG is compatible with maintaining their independence.

Recommendation

THE AUDIT AND ETHICS COMMITTEE OF THE BOARD OF DIRECTORS
RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER INFORMATION

Shareholder Proposals

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board of Directors for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” above, stating in detail the qualifications of such nominees for consideration by the Corporate Governance Committee of the Board. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring other business before annual meetings. For a shareholder to nominate a director or directors at the 2008 annual meeting or bring other business (including any proposal intended for inclusion in the Company’s proxy materials) before the 2008 annual meeting, notice must be received by the Secretary of the Company at the principal office of the Company not later than the close of business on January 5, 2008, nor earlier than the close of business on November 6, 2007. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Secretary.

Availability of Documents

The Company’s internet address is www.brinkscompany.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such information with or furnishes it to the Securities and Exchange Commission. In addition, the Corporate Governance Policies, Business Code of Ethics and the charters of the Audit and Ethics, Compensation and Benefits and Corporate Governance, Nominating and Management Development Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P. O. Box 18100, Richmond, Virginia 23226-8100.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 by contacting the Company’s Corporate Secretary at the address listed above under “—Availability of Documents”. Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Company’s Corporate Secretary as described above.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Innisfree M&A Incorporated to perform various proxy advisory and solicitation services. The fee of Innisfree M&A Incorporated in connection with the 2007 annual meeting is currently estimated to be approximately $50,000, plus reimbursement of out-of-pocket expenses.

AUSTIN F. REED
Secretary

March 23, 2007

ANNUAL MEETING OF SHAREHOLDERS OF

THE BRINK'S COMPANY

May 4, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
The Board of Directors recommends a vote FOR the listed nominees.
1.	Election of Directors: one for a two-year term expiring in 2009 and others for a			The Board of Directors recommends a vote FOR the following proposal.
	three-year term expiring in 2010.					FOR	AGAINST	ABSTAIN
☐		WITHHOLD AUTHORITY:		2.	Approve the selection of KPMG LLP as an independent	☐	☐	☐
	FOR ALL NOMINEES	O James R. Barker O Thomas R. Hudson Jr. O Murray D. Martin O Timothy Smart O Ronald L. Turner	Two Year Term Three Year Term Three Year Term Three Year Term Three Year Term		registered public accounting firm to audit the accounts of
the Company and its subsidiaries for the fiscal year ending
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				December 31, 2007.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE BRINK'S COMPANY

Proxy/Voting Direction Card Solicited on Behalf of the Board of Directors
for Annual Meeting of Shareholders, May 4, 2007

          The undersigned hereby appoints Michael T. Dan, Austin F. Reed and Robert T. Ritter and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in The Brink's Company at the Annual Meeting of Shareholders to be held on May 4, 2007, at 1:00 p.m., Eastern Daylight Time, and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter.

This Proxy/Voting Direction Card also will serve as a direction to the Funding Agent of the Company's 401(k) Plan to vote all shares in The Brink's Company credited to the account of the undersigned. The Funding Agent will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the Funding Agent decides on any other matter.

If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card.

(Continued and to be signed on the reverse side)

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